Exhibit 10.1

Portions of this exhibit have been omitted and filed separately with the Secretary of the Securities and Exchange Commission (the “Commission”) pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Such portions are marked as indicated below.

LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement (“Agreement”) is made as of May 11, 2016 (the “Effective Date”) by and between BioDelivery Sciences International, Inc., a Delaware corporation with its principal offices at 4131 Parklake Avenue, Suite 225, Raleigh, North Carolina 27612 (“Parent”), its wholly-owned subsidiary Arius Pharmaceuticals, Inc., a Delaware corporation with an office at the same address (“Arius”, and together with Parent, “BDSI”), and Collegium Pharmaceutical, Inc., a Virginia corporation with its principal office at 780 Dedham Street, Suite 800, Canton, MA 02021 (“Collegium”). BDSI and Collegium are sometimes referred to collectively herein as the “Parties” or singly as a “Party.”

R E C I T A L S

WHEREAS, BDSI wishes to grant to Collegium, and Collegium wishes to obtain from BDSI, an exclusive license to develop, manufacture (or have manufactured), market, advertise, promote, distribute, offer for sale, sell, export, and import BDSI’s BEMA fentanyl product called ONSOLIS® in the United States on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meaning set forth below:

“$*** Notice” shall have the meaning set forth in Section 4.01(c).

“AAA” shall have the meaning set forth in Section 14.03(c).

“Acquiring Entity” means any Third Party that acquires all or substantially all of the stock, assets, or business of a Party (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of a Party (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), or any Affiliate of such Third Party.

“Actavis Litigation” has the meaning set forth in Section 9.04.

“ADE” means any Adverse Event associated with any BEMA Fentanyl Product or Demonstration Sample (including Adverse Drug Reactions).

“Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered BEMA Fentanyl Products or Demonstration Samples and which does not necessarily have to have a causal relationship with such treatment.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Adverse Reaction” or “Adverse Drug Reaction” or “ADR” means a response to any BEMA Fentanyl Product or Demonstration Sample which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.

“Affiliate” means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which controls, is controlled by or is under common control with, a Party. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of (a) more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity or (b) the power to direct or cause the direction of the management or policies of any such Party (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the introduction.

“Annual Net Sales” means the total Net Sales for all Licensed Products sold in the Territory during a particular Calendar Year.

“API” means an active pharmaceutical ingredient.

“Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of any Licensed Product or the performance of either Party’s obligations under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of any Licensed Product in the Territory, to the extent relevant, all “current Good Manufacturing Practices” or “current Good Clinical Practices” standards or guidelines promulgated by the FDA or other Competent Authorities, all laws, rules, regulations, and guidelines applicable to the manufacture, use, shipment, handling, sale, marketing, and distribution of fentanyl as a Schedule II controlled substance under the United States’ Controlled Substances Act of 1970 and any similar foreign laws, rules, and regulations, where applicable.

“Arius” shall have the meaning set forth in the introduction.

“Arius Two” shall have the meaning set forth in Section 11.13.

“Arius Two Agreement” shall have the meaning set forth in Section 11.13.

“Arius Two Consent” shall have the meaning set forth in Section 11.13.

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“Audited Party” shall have the meaning set forth in Section 14.11.

“Bad Debt Adjustment” shall have the meaning set forth in Section 4.01(b).

“BDSI” shall have the meaning set forth in the introduction.

“BDSI Indemnitees” shall have the meaning set forth in Section 10.02.

“BEMA” means the proprietary bioerodible, mucoadhesive multi-layer polymer film technology Controlled by BDSI, as embodied in the Current Product, as it exists as of the Effective Date, or described in or claimed in any Licensed Patents, and as such may be improved or enhanced by any Licensed Improvement and “BEMA-based Product” means any product that incorporates or is based directly on the use of the BEMA technology.

“BEMA Fentanyl Product” means any Licensed Product or other BEMA-based Product which (a) contains fentanyl as its sole API and (b) does not contain naloxone as an additional ingredient.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Books and Records” means, in whatever media, any and all books and records, reports and accounts in connection with or related to any Licensed Product in the Territory, the research, Development, manufacture, or Commercialization thereof in the Territory, Competent Authorities, Applicable Laws, or this Agreement, as the context requires. Books and Records shall also include any market research and competitive reports, marketing reports, and related data with respect to the Territory.

“Calendar Quarter” means each of those three (3) calendar month periods of each Calendar Year ending March 31, June 30, September 30 and December 31, provided, that the initial Calendar Quarter shall begin on the Effective Date and end June 30, 2016.

“Calendar Year” means (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the same year, (b) for the Calendar Year in which this Agreement expires or is terminated, the period beginning on January 1 of such Calendar Year and ending on the effective date of such expiration or termination, and (c) for all other years, each successive twelve (12) consecutive month period beginning on January 1 and ending December 31.

“CDC Agreement” means that certain Clinical Development and License Agreement between BDSI and CDC IV, LLC (“CDC”) dated July 14, 2005, as amended, and subject to that certain Sublicensing Consent and Amendment dated on or about the Effective Date of this Agreement, between Parent, Arius, CDC, and NB Athyrium LLC (the “CDC Consent”).

“CIOMS Form” shall have the meaning set forth in Section 6.04(d)(iii).

“CIOMS Line Listings” shall have the meaning set forth in Section 6.04(d)(iv).

“Claims” shall have the meaning set forth in Section 10.01.

“Collegium” shall have the meaning set forth in the introduction.

“Collegium Affiliates” shall have the meaning set forth in Section 3.02(c).

“Collegium BEMA Improvement” means any Improvement directly concerning BEMA (or the manufacture or use thereof) that is invented, conceived, or developed by or on behalf of Collegium, any of its Affiliates, any Sublicensees, or any of its or their employees, agents, contractors, or other representatives, whether alone or jointly with BDSI, any Affiliate thereof, or any Third Party or any of its or their employees, agents, or other representatives, in the course of the exercise of the rights granted to Collegium with respect to any Licensed Product hereunder or in connection with or as a result of their access to, or use or knowledge of, BDSI’s Confidential Information or BEMA.

“Collegium Change” shall have the meaning set forth in Section 4.01(e)(i).

“Collegium Documentation” means all documentation, reports, case report forms, data, information and the like, including all notes, summaries and analyses related thereto, in whatever form or media, in the possession or Control of Collegium or any Affiliate thereof, which result from or otherwise describe (i) pre-clinical, clinical, or other research and development activities related to any Licensed Product conducted by or for Collegium, its Affiliates, or any Sublicensees in the Territory, including but not limited to Phase IV Studies or manufacturing- or formulation-related activities, and/or any results thereof, (ii) information obtained by or on behalf of Collegium or Affiliate thereof concerning the use or administration of Licensed Products, including but not limited to AEs, ADRs, ADEs, and/or SAEs, or (iii) or other Collegium Know-How contained or referenced in any Governmental Approvals or Regulatory Filings.

“Collegium Improvements” shall have the meaning set forth in Section 3.05.

“Collegium Indemnitees” shall have the meaning set forth in Section 10.01.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Collegium Know-How” means any Know-How generated by or on behalf of Collegium or any Affiliate thereof during the Term, or that otherwise comes under the Control of Collegium or any Affiliate thereof following the Effective Date and during the Term, that relates to or results from the Development, manufacture, or Commercialization of any Licensed Product hereunder by or on behalf of Collegium, its Affiliates, or any Sublicensees, as applicable, or Collegium’s, its Affiliates’, or Sublicensees’ access to, or use or knowledge of, BDSI’s Confidential Information or BEMA, as applicable, including any Know-How coming under the Control of Collegium or any Affiliate thereof relating to any Collegium Improvement.

“Collegium Marks” means any trademarks, service marks, trade dress, or logos used by Collegium, any Affiliate thereof, or any Sublicensee specifically for any Licensed Product at any time in connection with the use, development, promotion, marketing, distribution, offer for sale, or sale of any Licensed Product in the Territory, other than (a) the Licensed Marks and (b) any trademarks, trade names, service marks, trade dress, or logos that are generally representative of Collegium, any Affiliate thereof, or any Sublicensee as a business.

“Collegium Patents” means any Patents under the Control of Collegium or any Affiliate thereof during the Term that (a) Cover any Collegium Know-How or any Collegium Improvement or (b) are otherwise necessary for the Development, manufacture, or Commercialization of any BEMA Fentanyl Product; provided that, notwithstanding anything to the contrary, Collegium Patents shall not include any Patents that are owned, licensed, or otherwise controlled at any time by any Acquiring Entity of Collegium except to the extent that they come under the Control of Collegium during the Term pursuant to a transfer or assignment to Collegium from any such Acquiring Entity or were already included within the Collegium Patents immediately prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity.

“Collegium Product-Specific Improvements” means any Collegium Improvement, other than a Collegium BEMA Improvement, that is specifically related to a BEMA Fentanyl Product (or the use or manufacture or manufacture of the foregoing).

“Commercialization” means the marketing, promotion, advertising, selling and/or distribution of any Licensed Product while Governmental Approval therefor is effective, including the conduct of any Phase IV Studies; and the term “Commercialize” has a corresponding meaning.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective hereunder, those ***. “Comparable market potential” shall be ***. The term “Commercially Reasonable” has a corresponding meaning. Commercially Reasonable Efforts requires ***. Further, to the extent that ***.

“Competent Authorities” means, collectively, the Governmental Authorities in the Territory responsible for the regulation of medicinal products intended for human use, including the FDA.

“Competing Product” means a pharmaceutical product that incorporates fentanyl as its sole API, with such API intended to be delivered orally through the mucosal surface; provided, that any product containing naloxone shall not be a Competing Product.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party or an Affiliate thereof either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business, and information, strategies and other matters relating to regulatory filings (including pursuant to any securities law, regulation or rule); provided, that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain,

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information of the disclosing Party. Notwithstanding anything to the contrary, and regardless of which Party or Affiliate thereof first discloses any information concerning Collegium BEMA Improvements to the other Party or any Affiliate thereof, any information related to Collegium BEMA Improvements shall be the Confidential Information of BDSI, and BDSI shall be deemed the disclosing Party, and Collegium the receiving Party, with respect to such Confidential Information.

“Control” means, with respect to any intellectual property right, regulatory documentation, clinical data, trademark or trade name, the possession of the ability or right, whether by ownership, license or otherwise, to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing on the Effective Date or, with respect to any intellectual property rights, regulatory documentation, clinical data, trademark or trade name acquired from a Third Party following the Effective Date, any agreements in effect at the time such rights are acquired or licensed. For Know-How or Patents to which a Party obtains control pursuant to a written agreement executed between such Party or any Affiliate thereof and a Third Party after the Effective Date, “Control” shall only be deemed to exist pursuant to the first sentence of this definition if the grant of a license or sublicense thereunder in accordance with this Agreement does not result in such Party or any Affiliate thereof owing payment to a Third Party, unless the other Party agrees to pay the resulting amounts due to the applicable Third Party as a condition of receiving such grant of rights.

“Controlled Collegium BEMA Improvement” means any Collegium BEMA Improvement that is (i) invented, conceived, or developed by or on behalf of any Sublicensees or any of their employees, agents, contractors, or other representatives, whether alone or jointly with Collegium, BDSI, any Affiliate thereof, or any Third Party or any of its or their employees, agents, or other representatives and (ii) not assigned to Parent pursuant to Section 3.05.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent.

“Current Product” means that certain Licensed Product that is the subject of NDA 022266 (the “Current Product NDA”).

“Debarred Entity” shall have the meaning set forth in Section 9.14.

“Defense/Enforcement Costs” shall have the meaning set forth in Section 4.01(e)(ii).

“Demonstration Samples” means a BEMA-based Product, lacking fentanyl or any other API, that otherwise would constitute a BEMA Fentanyl Product and is used to demonstrate the manner in which a BEMA Fentanyl Product is prepared and used, and labeled “demonstration samples, for demonstration purposes only.”

“Development” or “Develop” means engaging in preclinical, clinical, and other research or development activities, which may include but is not limited to research, pre-clinical, clinical and regulatory activities directed towards obtaining Governmental Approval of any Licensed Product, and manufacturing, using, exporting and importing a product for any of the foregoing purposes.

“Effective Date” shall have the meaning set forth in the introduction.

“Excess Requirement” shall have the meaning set forth in Section 13.06(e).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the U.S. Food, Drug and Cosmetic Act, (21 U.S.C. §301 et seq.), as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

“Fentanyl-Specific Patent” shall have the meaning set forth in Section 7.01.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“First Commercial Sale” means the first sale, or other transfer, exchange, or disposition for value, of a Licensed Product in the Territory by Collegium, an Affiliate thereof, or a Sublicensee following the Effective Date.

“Force Majeure” shall have the meaning set forth in Section 14.02.

“Generic Product” means, with respect to a Licensed Product, a product sold by a Third Party that ***.

“Generic Saturation” means, with respect to a particular Licensed Product, ***. For purposes of this definition, a ***.

“Governmental Approval” means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations, required by any Competent Authority as a prerequisite to the manufacturing, marketing, or selling of a Licensed Product for human therapeutic use in the Territory.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including the FDA.

“Hatch-Waxman Act” shall have the meaning set forth in Section 7.04.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means any and all developments, enhancements, inventions or discoveries relating to BEMA, the Licensed Technology, or any Licensed Product invented, conceived, developed or acquired by a Party, any Affiliate thereof, or any employees, agents, or other representatives of any of the foregoing, or otherwise coming under the Control of a Party or an Affiliate thereof, at any time during the Term, including any of the foregoing intended to enhance the safety and/or efficacy of a Licensed Product.

“Joint Improvement” shall have the meaning set forth in Section 3.05.

“Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

“Knowledge” of a Party means (a) actual knowledge of any senior officer of such Party or Affiliate thereof or (b) any fact or matter known to an employee of such Party or an Affiliate thereof of which any such senior officer of such Party or Affiliate would reasonably be expected to discover or otherwise become aware of in the course of the reasonable conduct of his or her duties.

“Licensed Improvement” means (i) any Improvement, including any Joint Improvement, directly concerning BEMA (or the manufacture or use thereof) that is invented, conceived, or developed in whole or in part by or on behalf of BDSI, any of its Affiliates, or any of its or their employees, agents, contractors, or other representatives following the Effective Date, to the extent Controlled by BDSI or any of its Affiliates during the Term and (ii) any Collegium BEMA Improvement.

“Licensed Know-How” means all Know-How that is (a) under the Control of BDSI or any of its Affiliates as of the Effective Date or comes under BDSI’s or any of its Affiliates’ Control during the Term and (b) necessary or useful to Develop, manufacture, or Commercialize Licensed Products in the Territory, including any such Know-How concerning Licensed Improvements, provided that, notwithstanding anything to the contrary, Licensed Know-How shall not include any Know-How that is owned, licensed, or otherwise controlled at any time by any Acquiring Entity of BDSI, except to the extent such Know-How comes under the Control of BDSI during the Term pursuant to a transfer or assignment to BDSI from any such Acquiring Entity or was already included within the BDSI Know-How immediately prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Licensed Marks” means those logos, tradenames, trademarks, and associated registrations or applications therefor in the Territory set forth on Exhibit A.

“Licensed Patents” means (a) those Patents set forth on Exhibit B attached hereto (the “Initial Licensed Patents”); (b) any additions, divisionals, continuations, continuations-in-part, conversion, supplemental examinations, extensions, term restorations, registrations, re-instatements, amendments, reissuances, corrections, substitutions, re-examinations, revalidations, supplementary protection certificates, and renewals of the Initial Licensed Patents in the Territory; (c) any other Patents in the Territory Controlled by BDSI claiming priority to any of the foregoing or any of the Patents referenced in clause (a) above; (d) all patents issuing in the Territory from any of the Patents mentioned in clause (a), (b), or (c) above; and (e) all Patents Controlled by BDSI in the Territory Covering or otherwise claiming any Licensed Improvement; provided that, notwithstanding anything to the contrary, Licensed Patents shall not include any patents or patent applications that are owned, licensed, or otherwise controlled at any time by any Acquiring Entity of BDSI except to the extent that they come under the Control of BDSI pursuant to a transfer or assignment to BDSI from any such Acquiring Entity or were already included within the Licensed Patents immediately prior to the date of the transaction by which such Acquiring Entity first became an Acquiring Entity of BDSI.

“Licensed Product” means the Current Product or any other BEMA-based Product which (a) contains fentanyl as its sole API, (b) does not contain naloxone as an additional ingredient, and (c) constitutes an alternative dosage or formulation of the Current Product permitted under Section 2.02.

“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

“Losses” shall have the meaning set forth in Section 10.01.

“Marketing Authorization” means all necessary and appropriate regulatory approvals, including variations thereto, to put a Licensed Product on the market for sale for human therapeutic use in a particular jurisdiction in the Territory.

“Meda” means Meda AB.

“Meda License” shall have the meaning set forth in Section 8.02(d).

“Meda Termination Agreement” shall have the meaning set forth in Section 8.02(d).

“Mfg Transfer Plan” shall have the meaning set forth in Section 2.06.

“NDA” means a new drug application (as defined in the FDCA), all amendments and supplements thereto, and all additional documentation required to be filed with the FDA for approval to commence commercial sale of a Licensed Product in the United States, including supplemental NDAs.

“NDA Assignment” shall have the meaning set forth in Section 6.02.

“Negotiation Notice” shall have the meaning set forth in Section 11.10(a).

“Negotiation Period” shall have the meaning set forth in Section 11.10(b).

“Net Sales” means ***.

“Orange Book” means the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA’s Center for Drug Evaluation and Research (or any equivalent successor publication or listing in the United States), as updated and modified from time to time.

“Paid Party” shall have the meaning set forth in Section 4.03(e).

“Parent” shall have the meaning set forth in the introduction.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Patents” means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents, and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and domestic and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

“Paying Party” shall have the meaning set forth in Section 4.03(e).

“Phase IV Studies” means any clinical study the results of which are intended to be used to support an expanded label claim for a Licensed Product in the Territory (even if such expanded label claims are marketed in the Territory under a different Marketing Authorization or trademark) such as new indications or formulations, or otherwise support marketing of a Licensed Product in the Territory.

“Prime Rate of Interest” means the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; provided, however that if the Wall Street Journal does not publish the Prime Rate of Interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its Prime Rate, Base Rate, Reference Rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

“Product Recall” means any recall, market withdrawal, or field correction of a Licensed Product from or in the Territory.

“Product-Related Contracts” shall have the meaning set forth in Section 13.06.

“Product-Related Materials” means all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to the Licensed Products and in the possession or control of Collegium or any Affiliate thereof, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Collegium Marks.

“PSURs” shall have the meaning set forth in Section 6.04(g).

“Regulatory Filing” means an NDA, investigational new drug application, any drug master files or the like in the Territory, and any other filings or submissions required by or provided to Competent Authorities in the Territory relating to the Development, manufacture, or Commercialization of any Licensed Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations, governmental licenses or permits, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

“Relevant Factors” means ***.

“REMS” shall have the meaning set forth in Section 6.01.

“Requesting Party” shall have the meaning set forth in Section 14.11.

“Review Period” shall have the meaning set forth in Section 8.03.

“ROFN Notice” shall have the meaning set forth in Section 11.10(a).

“ROFN Notice Period” shall have the meaning set forth in Section 11.10(a).

“ROFN Product” shall have the meaning set forth in Section 11.10(a).

“Royalty Statement” shall have the meaning set forth in Section 4.03(a).

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Royalty Term” means, on a Licensed Product-by-Licensed Product basis, the period beginning on the Effective Date and ending on the later of (a) expiration of the last-to-expire Valid Claim of the Licensed Patents in the Territory Covering a particular Licensed Product or (b) Generic Saturation for such Licensed Product.

“Rules” shall have the meaning set forth in Section 14.03(c).

“Serious Adverse Event” or “SAE” means an Adverse Event that at any dose (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability/incapacity, or (e) results in a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

“Serious Adverse Reaction” or “SAR” means an Adverse Reaction that at any dose (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability/incapacity, or (e) results in a congenital anomaly/birth defect. The term “life-threatening” in this definition refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it had been more severe. Important medical events that may not immediately result in death or hospitalization but may jeopardize the patient or require intervention to prevent one of the other outcomes listed above should also be included in this definition to the extent reasonable medical and scientific judgement indicates that expedited reporting is appropriate under Applicable Laws.

“SKU” shall have the meaning set forth in Section 4.03(a).

“SOPs” shall have the meaning set forth in Section 6.04(g).

“Sublicensee” means any Third Party, other than an Affiliate of Collegium, to whom any of the rights granted to Collegium under this Agreement have been sublicensed as permitted hereby.

“Supplement” shall have the meaning set forth in Section 2.01.

“Supplement Approval” means FDA’s approval of a filing intended to be made by BDSI to the FDA pursuant to 21 U.S.C. §314.70(b)(1) with respect to the proposed commercial manufacture of the Current Product by *** which, upon such approval, would permit the sale of Current Product manufactured by *** for human therapeutic use in the Territory under the Current Product NDA (such filing, the “Supplemental Filing”).

“Supplement Approval Notice” shall have the meaning set forth in Section 2.01.

“*** Agreement” shall have the meaning set forth in Section 2.06.

“Term” shall have the meaning set forth in Section 13.01.

“Territory” means the United States of America and its territories and protectorates.

“Therapeutic Equivalent” has the meaning given to such term by the FDA in the current edition of the “Approved Drug Product with Therapeutic Equivalence Evaluations”, as the same may be amended from time to time during the Term.

“Third Party” means any entity other than: (a) BDSI, (b) Collegium, or (c) an Affiliate of BDSI or Collegium.

“Third Party Claim” shall have the meaning set forth in Section 7.05.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

“Third Party IP Costs” shall have the meaning set forth in Section 4.01(e)(i).

“Third Party License” shall have the meaning set forth in Section 4.01(e)(i).

“Third Party Offer” shall have the meaning set forth in Section 11.10(e).

“Third Party Royalties” shall have the meaning set forth in Section 4.01(e)(i).

“TIRF” shall have the meaning set forth in Section 6.01.

“TIRF Fees” shall have the meaning set forth in Section 6.01

“Valid Claim” means a claim of any pending Patent application or issued and unexpired Patent that has not been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; provided, however, that a pending claim of a pending Patent application shall only be considered a Valid Claim if it (a) continues to be prosecuted in good faith during the Term, (b) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (c) has not been pending for more than *** from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes a claim of an issued Patent which is a Licensed Patent).

Section 1.02 Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (a) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (b) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) “including” shall mean “including, without limitation”; (d) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date); (e) references to “$” or “dollars” shall mean the lawful currency of the United States; (f) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (g) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (h) references to “days” shall mean calendar days; (i) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); and (j) days, business days and times of day shall be determined by reference to Raleigh, North Carolina.

ARTICLE II

DEVELOPMENT; FINAL APPROVAL; TRANSFER OF MANUFACTURING

Section 2.01 BDSI Development. BDSI shall use Commercially Reasonable Efforts to obtain Supplement Approval as soon as reasonably possible following the Effective Date and, in any event, BDSI shall use Commercially Reasonable Efforts to make the supplemental filing contemplated by the definition of “Supplement Approval” to the FDA by December 31, 2016 (such filing, the “Supplement”). BDSI shall notify Collegium within *** business days following its receipt of an official written approval of the Supplement from the FDA (such notice, “Supplement Approval Notice”). BDSI acknowledges and agrees that, except to the extent such costs and expenses are incurred in connection with the performance of activities which are expressly set forth in the Mfg Transfer Plan, BDSI shall be responsible for all costs and expenses it incurs in connection with its performance of its obligations under this Section 2.01.

Section 2.02 Collegium Development. Collegium shall use Commercially Reasonable Efforts to comply with and, upon Supplement Approval, maintain all Governmental Approvals in the Territory, including but not limited to the

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Current Product NDA, and, subject to the remainder of this Section 2.02, Develop Licensed Products in the Territory. BDSI will have the right to review and comment, and have such comments reasonably considered by Collegium, reasonably in advance with regard to all Development-, manufacturing-, and formulation-related activities (including Phase IV Studies) proposed to be conducted by or on behalf of Collegium in regards to any Licensed Product. In addition, Collegium shall not, without BDSI’s consent, Develop, Commercialize, or otherwise undertake any dosage-, manufacturing-, or formulation-related changes to the Current Product or any other Licensed Product that would, as reasonably determined by BDSI in good faith, have a material likelihood of adversely affecting BDSI’s, its Affiliates’, or its or their licensees’ or sublicensees’ development or commercialization of (a) BEMA Fentanyl Products or Competing Products outside the U.S., (b) any other BEMA-based Products outside the U.S., or (c) any BEMA-based Products, other than BEMA Fentanyl Products or Competing Products, in the U.S., provided that, notwithstanding the foregoing, BDSI’s prior written consent shall not be required under this Section 2.02 for those activities specifically described on Exhibit C; and, provided, further, that if BDSI does not notify Collegium in writing of its determination of a material likelihood of adverse effect as described above in respect of any dosage-, manufacturing-, or formulation-related changes to the Current Product or any other Licensed Product proposed by Collegium in accordance with this Section 2.02 within *** days after BDSI’s receipt of such proposal, then BDSI will be deemed to have waived its consent right with regards to the specific changes described in Collegium’s proposal and Collegium will be free to engage in those activities without the need to seek further consent from BDSI hereunder.

Section 2.03 Regulatory Submissions. At all times, the Party preparing, filing, and/or maintaining applications for Governmental Approval, or any supplements thereto, in the Territory shall (a) inform the other Party of all material communications with the relevant Competent Authority(ies) in the Territory concerning the Licensed Product and (b) provide copies of proposed material submissions to the relevant Competent Authority(ies) in the Territory concerning the Licensed Product to the other Party prior to their submission to such Competent Authority. To the extent either Party receives material written or material oral communication from the FDA relating to any Governmental Approval or related process in the Territory with respect to any Licensed Product, the Party receiving such communication shall promptly notify the other Party and provide a copy of any written communication as soon as reasonably practicable. In addition, prior to Supplement Approval, Collegium will have a reasonable right, but not the obligation, to participate in or review and comment on, as applicable, any and all filings, meetings, responses, submissions, communications and other interactions between BDSI or any of its Affiliates and the FDA in regards to the Supplement and/or the Current Product generally, including in regards to the Supplement Approval, provided that Collegium shall not (and shall ensure that its representatives participating in any such meetings with the FDA do not) make any statements or take any actions in connection therewith that it knows or reasonably should know will have a material likelihood of adversely affecting BDSI’s efforts to obtain Supplemental Approval or the regulatory status of the Current Product.

Except as expressly set forth in the Mfg Transfer Plan, each Party will be responsible for its own costs and expenses incurred in connection with its performance of the activities set forth in this Section 2.03.

Section 2.04 Reporting. ***, BDSI shall provide Collegium with summary updates regarding the progress of its activities with respect to its obligations under this Article II. Within *** after ***, Collegium shall provide to BDSI a reasonably detailed written report consisting of (a) an update on the progress of Collegium’s, its Affiliates’, and Sublicensees’ Development and Commercialization activities, including (i) key achievements or milestones to date in the reporting period, and (ii) any clinical studies that are planned, were run or completed, or are in process and (b) a summary of the planned Development and Commercialization activities for the upcoming ***, such as anticipated commercial launches in the Territory and other commercial milestones, and, upon BDSI’s request, BDSI shall have a reasonable opportunity to discuss any of the foregoing with Collegium. Without limiting the foregoing and in conformity with standard pharmaceutical industry practices and the terms and conditions of this Agreement, Collegium shall maintain complete and accurate written records of its Development and Commercialization of the Licensed Products for a minimum of *** following the end of the Calendar Year to which they pertain, which records may be subject to audit and inspection by BDSI pursuant to Section 14.11.

Section 2.05 Ownership of Regulatory and Clinical Documentation. Subject to the terms of this Agreement, and without affecting ownership or title to any BDSI Know-How contained or referenced therein, BDSI shall, promptly following receipt of Supplement Approval of the Current Product, assign to Collegium all of BDSI’s rights in and to the Current Product NDA, Governmental Approvals and all other Regulatory Filings related thereto in the Territory

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

and transfer to Collegium a copy of BDSI’s safety database concerning the Licensed Product in the Territory. The Parties acknowledge and agree that, except as set forth in Sections 2.06 and 9.15, Collegium is not, by virtue of its receipt of the Current Product NDA from BDSI, assuming any responsibility or liability for any costs, debts, expenses, commitments, agreements, obligations or other liabilities of any nature whatsoever of BDSI, whether known or unknown, accrued or not accrued, to the extent incurred or arising as a direct result of any actions or omissions by or on behalf of BDSI in regards to any Licensed Products or Licensed Technology in the Territory prior to the NDA Assignment, including any liability with respect to any actual or alleged injury to persons relating to the Licensed Products actually or allegedly caused by BDSI or its agents in the Territory prior to the NDA Assignment, all of which are retained by BDSI.

Section 2.06 Transfer of Commercial Manufacturing to ***. BDSI shall use Commercially Reasonable Efforts in good faith to (a) transfer the commercial manufacture of Current Product to *** pursuant to the plan attached hereto as Exhibit D (the “Mfg Transfer Plan”) and, as soon as reasonably possible following the Effective Date, (b) negotiate and enter into a commercial supply agreement with *** for the supply of Current Products for sale in the Territory (the “*** Agreement”), provided that BDSI shall reasonably consult with Collegium in the negotiation of such agreement and BDSI will not execute such an agreement unless approved in writing by Collegium, such approval not to be unreasonably withheld. Collegium will reimburse BDSI for any of BDSI’s reasonable, documented out-of-pocket costs and expenses (including any amounts due or payable to any Third Party contractor, including ***) incurred in connection with the performance of the Mfg Transfer Plan, up to a maximum aggregate amount of $2,000,000, within *** days of Collegium’s receipt of any invoice with respect to any such reasonably documented out-of-pocket costs and expenses (including any amounts due or payable to any Third Party contractor, including ***), provided that Collegium acknowledges and agrees that (i) BDSI may have performed some of the above-referenced activities described in the Mfg Transfer Plan prior to the Effective Date and, for purposes of clarification but not limitation, (ii) Collegium shall be obligated to reimburse BDSI for costs incurred with respect to any such activities in accordance with the foregoing, whether such activities occurred, or such costs were incurred, prior to, on, or after the Effective Date. BDSI acknowledges and agrees that it shall bear and be solely responsible for all costs and expenses it may incur in connection with its performance of any activities under the Mfg Transfer Plan which are in excess of the $2,000,000 aggregate cap, as well as any and all costs and expenses it may incur in connection with the negotiation of the *** Agreement, and that it may not assert or rely on the occurrence of any such additional costs or expenses (whether planned or unplanned) as a justification for suspending its negotiations of or failing to execute the *** Agreement. To the extent Collegium requests any changes to the Mfg Transfer Plan that cause the budget therefor to exceed the $2,000,000 aggregate cap, (i) BDSI shall provide Collegium with an updated budget therefor reasonably demonstrating such increase, (ii) the aggregate cap on expenses shall not be increased without Collegium’s agreement thereto, and (iii) the Mfg Transfer Plan shall not be amended to reflect Collegium’s requested changes unless BDSI agrees thereto and Collegium agrees to increase the cap on the cost of the Mfg Transfer Plan to the extent resulting from Collegium’s requested changes to the Mfg Transfer Plan. BDSI shall assign the *** Agreement to Collegium as soon as reasonably possible following Supplement Approval and assignment to Collegium of the Current Product NDA, all Governmental Approvals and all other Regulatory Filings related thereto in the Territory. Following execution of the *** Agreement (but prior to its assignment to Collegium), BDSI shall not have any obligations to provide any forecasts or orders to ***, or enter into any other financial commitments under the *** Agreement, except to the extent requested in writing in a timely fashion by Collegium, and Collegium shall reimburse BDSI, within *** of Collegium’s receipt of an invoice, for any costs, expenses, or other financial liabilities incurred by BDSI as a direct result of complying with any such request by Collegium (i.e., submitting any such forecast or order or incurring any other financial commitment requested by Collegium).

ARTICLE III

LICENSES; IMPROVEMENTS

Section 3.01 License Fee. In partial consideration for the licenses granted under Section 3.02(a), Collegium shall pay to BDSI an initial one-time non-refundable license fee of $2,500,000, by wire transfer of immediately available funds to an account to be designated by BDSI. Collegium shall pay such license fee within *** of the Effective Date.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Section 3.02 Licensed Technology. The terms and conditions of the license granted to Collegium shall be as follows:

(a) Subject to the terms and conditions of this Agreement, BDSI hereby grants to Collegium an exclusive (subject to the last sentence of this Section 3.02(a)), royalty-bearing, license under the Licensed Technology to make, have made, use, sell, offer for sale, import, Develop, and Commercialize the Licensed Product(s) in the Territory, which license shall be sublicensable as set forth in the second paragraph of this clause (a). Notwithstanding anything to the contrary (including but not limited to the exclusivity of the rights granted above or below), BDSI retains, on behalf of it, its Affiliates, and its or their contractors, licensees, or sublicensees, sublicensable rights, transferable in accordance with Section 14.01, under the Licensed Technology and Licensed Marks to (i) perform BDSI’s obligations under Sections 2.01 and 2.06 and such other obligations as are necessary to reflect BDSI’s status as the holder of the Current Product NDA, but only during the period from the Effective Date until the NDA Assignment, and (ii) research, develop, manufacture, have manufactured, use, or import BEMA Fentanyl Products, Competing Products, or Demonstration Samples in the Territory but solely for purposes of export, distribution, use, development, or commercialization thereof outside the Territory; provided, however, that neither BDSI nor any of its Affiliates’, or any of its or their Third Party licensees’, sublicensees’, or contractors’ may conduct any human clinical trials for any BEMA Fentanyl Product in the Territory without Collegium’s prior written consent. For clarity, BDSI’s or its Affiliates’ purchase of BEMA Fentanyl Products, Competing Products, or Demonstration Samples in the Territory and its or their subsequent sale and export of such BEMA Fentanyl Products, Competing Products, or Demonstration Samples to BDSI’s Affiliates or Third Parties located outside of the Territory for purposes of enabling the sale and/or use of such products outside the Territory are included within the scope of BDSI’s retained rights set forth in clause (ii) above.

Collegium shall have the right to sublicense any rights granted to it under this clause (a) or Section 3.03(a) within the Territory, provided that (i) except in respect of sublicenses to Affiliates or to any of the other entities referenced in clauses (B) or (C) below, Collegium shall provide BDSI with a copy of any executed sublicense agreement, (ii) except with respect to sublicenses granted (A) to Collegium’s Affiliates, (B) to Third Party contractors for purposes of manufacturing Licensed Products for use or sale in the Territory or performing Development on Collegium’s or its Affiliates’ behalf and limited to rights to use, make, have made, or import Licensed Products, or (C) to Third Party contract sales organizations for the sole purposes of promoting and marketing Licensed Products on behalf, and at the direction, of Collegium or an Affiliate thereof in cases in which Collegium or an Affiliate thereof (and not such Third Party) remains holder of the NDA and books all sales of Licensed Products, Collegium shall not enter into any such sublicense unless consented to in writing by BDSI, such consent not to be unreasonably withheld, conditioned or delayed (iii) Collegium shall secure all reasonably appropriate covenants, obligations and rights from each Sublicensee to ensure that Collegium can comply with its obligations under this Agreement, (iv) Collegium shall be responsible and liable for each Sublicensee’s performance of Collegium’s obligations hereunder and compliance with the terms of this Agreement, (v) all Sublicensees shall agree to be subject to the terms of this Agreement, and (vi) all sublicenses shall terminate upon the termination of this Agreement. The copy of any executed sublicense agreement provided by Collegium to BDSI pursuant to this paragraph may be redacted as determined by Collegium, in good faith, to be necessary to protect any of its or its Sublicensee’s confidential or proprietary information unrelated to Collegium’s compliance with its obligations to BDSI hereunder.

(b) Collegium acknowledges that it shall have no right, title or interest in or to the Licensed Technology, Licensed Products, or Licensed Marks except to the extent set forth in this Agreement, and BDSI reserves all rights to make, have made, use, sell, offer for sale, and import the Licensed Technology and Licensed Products except as otherwise expressly granted to Collegium pursuant to this Agreement. Nothing in this Agreement shall be construed to grant Collegium any rights or license to any intellectual property of BDSI or any Affiliate thereof other than as expressly set forth herein and nothing in this Agreement shall be construed to grant BDSI any rights or license to any intellectual property of Collegium or any Affiliate thereof other than as expressly set forth herein.

(c) All Affiliates of Collegium which (i) are involved or otherwise engaged in carrying out any of Collegium’s activities, performing any of Collegium’s obligations or exercising any of Collegium’s rights under this Agreement, (ii) are granted any rights under this Agreement by Collegium or any other Affiliate thereof, (iii) have access to, or know or use, BDSI’s Confidential Information, BEMA, or any Licensed Product, or (iv) did not become Affiliates of Collegium as a direct result of any transaction by which any Third Party first became an Acquiring Entity of Collegium (any such Affiliates, “Collegium Affiliates”), shall be subject to the terms of this Agreement. Collegium

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

shall be fully responsible and liable for the acts and omissions of Collegium Affiliates in the course of exercising any rights granted, or performing any obligations of Collegium, under this Agreement as if such acts or omissions had been those of Collegium, including but not limited to any breach of the provisions of this Agreement in connection therewith, and Collegium shall ensure that (i) all Collegium Affiliates shall comply with the terms of this Agreement and (ii) no Affiliates other than Collegium Affiliates obtain access to, or know or use, BDSI’s Confidential Information, BEMA, or any Licensed Product.

Section 3.03 Licensed Marks.

(a) License. Subject to the terms and conditions of this Agreement, BDSI hereby grants to Collegium an exclusive, paid-up, sub-licensable (subject to the constraints on sublicensing described in Section 3.02 above), royalty-free license in the Territory to use the Licensed Marks during the Term solely in connection with the Development, manufacture, and Commercialization of the Licensed Products in the Territory. Collegium acknowledges that it shall have no right, title or interest in or to the Licensed Marks except to the extent set forth in the license granted to Collegium under this Section 3.03, and BDSI reserves all rights to use the Licensed Marks other than those rights granted herein. Notwithstanding anything to the contrary, Collegium shall be entitled to use any trademark other than the Licensed Marks, together with the Licensed Marks or otherwise, in connection with the use, development, promotion, marketing, distribution, offer for sale, and sale of the Licensed Products in the Territory.

(b) Use of Licensed Marks.  Collegium shall comply with all Applicable Laws pertaining to the proper use and designation of the Licensed Marks. Additionally, Collegium shall:

(i) ensure that the Licensed Marks are accompanied by words accurately describing the nature of the goods or services to which it relates and that the Licensed Marks are displayed as set forth in Exhibit E;

(ii) to the extent reasonably practicable after receipt of a written request from BDSI, comply with the reasonable requirements of BDSI as to the form, manner, scale and context of use of the Licensed Marks, the use of the statements to accompany them, as well as the appearance of the Licensed Marks on containers, packaging and related marketing and promotional materials to be used for Licensed Product;

(iii) display the proper form of trademark and service mark notice associated with each Licensed Mark in accordance with instructions received from BDSI;

(iv) include, on any item which bears a Licensed Mark, a statement identifying BDSI as the owner of such Licensed Mark and stating that Collegium is an authorized user of such Licensed Mark;

(v) not conduct, without the written consent of BDSI, the whole or any part of its business under a business name or trading style which incorporates any of the Licensed Marks;

(vi) neither use nor display any of the Licensed Marks in such relation to any other mark or marks owned by any Third Party, Collegium, or an Affiliate of Collegium as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship; and

(vii) ensure the Licensed Marks are only used with Licensed Products that are made, used, and sold in compliance with Applicable Laws, Governmental Approvals therefor, and Collegium’s quality standards with respect to their pharmaceutical products generally.

(c) Additional Terms. Collegium shall not take any action inconsistent with BDSI’s ownership of the Licensed Marks. Any benefits (including goodwill) accruing from Collegium’s use of the Licensed Marks shall automatically vest in BDSI. Collegium shall not form any combination trademarks or trade names with the Licensed Marks. Collegium shall grant BDSI reasonable access to Collegium’s and its Affiliates’ facilities, records, packaging and promotional materials for the purpose of inspecting the use of the Licensed Marks pursuant to this Agreement.

(d) Termination of License. BDSI shall be entitled to terminate the rights to Licensed Marks granted above on written notice to Collegium if Collegium does not use the Licensed Marks with respect to the Licensed Product for any consecutive period of twelve (12) months or more.

Section 3.04 Limitations Prior to NDA Assignment.  Collegium shall ensure that neither Collegium, any Affiliate thereof, nor any Third Party acting on behalf of either of the foregoing shall engage in any activity with respect to

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Licensed Products prior to NDA Assignment except as permitted by this Agreement and except as may be performed in accordance with Applicable Law by a party that does not hold the NDA for any Licensed Products, provided that Collegium shall provide BDSI with prior written notice describing in reasonable detail any proposed such activity and, unless (x) BDSI reasonably determines in good faith that such proposed activity has a material likelihood of adversely effecting (i) BDSI’s efforts to obtain Supplement Approval, (ii) the status of the Current NDA, or (iii) the Commercialization of Licensed Products in the Territory and (y) BDSI provides notice of such determination to Collegium within *** of BDSI’s receipt of the above-referenced notice from Collegium describing such proposed activity, Collegium shall be free to engage in such activity, subject to the terms of this Agreement.

Section 3.05 Ownership of Improvements. Each Party will own all right, title and interest in and to any Improvements conceived, developed, invented or otherwise generated solely by such Party, its Affiliates, and all intellectual property rights related thereto (such Improvements and intellectual property rights related thereto (other than Collegium BEMA Improvements and all intellectual property rights related thereto) to be owned solely by Collegium or any Affiliate thereof pursuant to the foregoing, “Collegium Improvements”), and the Parties shall jointly own all right, title, and interest in and to any Improvements conceived, developed, invented or otherwise generated jointly by (a) BDSI, any Affiliate thereof, or any officer, director, employee, agent, or other representative of either of the foregoing and (b) Collegium, any Affiliate thereof, or any officer, director, employee, agent, or other representative of either of the foregoing, and all intellectual property rights related thereto (such Improvements and intellectual property rights to be owned jointly by the Parties pursuant to the foregoing, “Joint Improvements”), provided that, notwithstanding anything to the contrary, Parent shall own, and Collegium shall assign and hereby assigns to Parent, all of Collegium’s and Collegium Affiliates’ right, title, and interest in and to any Collegium BEMA Improvements and all intellectual property rights related thereto, free and clear of all security interests and similar liens. Collegium shall ensure that that its Affiliates assign any and all of their rights, including all intellectual property rights, in any Collegium BEMA Improvements to Collegium and Collegium shall use, and ensure that its Affiliates use, Commercially Reasonable Efforts to cause their respective Sublicensees to assign or exclusively license any and all rights they may have in any Collegium BEMA Improvements (and any Know-How with respect thereto and/or Patents Covering such Collegium BEMA Improvements) to Collegium and, in the case that such rights are licensed (rather than assigned) to Collegium or any of its Affiliates, that those rights be freely sublicensable by Collegium or its Affiliate, as applicable, to BDSI pursuant to Section 3.06. Except as expressly provided in this Agreement and subject to any restrictions herein, each joint owner of a Joint Improvement may make, sell, use, license, assign, mortgage or keep Joint Improvements, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other joint owner, provided that any assignment, license or other disposition or use (i) shall at all times be and remain subject to the grants of rights and licenses and accompanying conditions and obligations with respect thereto under this Agreement, including under Section 3.02(a) and Section 13.06(a) and (ii) allow the Parties to exercise their rights and perform their obligations under this Agreement, in particular to develop, manufacture, and commercialize Licensed Products or BEMA Fentanyl Products in at least the same scope as prior to such assignment, license or other such disposition. Each Party shall take all actions and execute all documents necessary to effect the purposes of the foregoing, as requested by the other Party, and cause its respective Affiliates, and its and their officers, directors, employees, agents, representatives, contractors, and other representatives to do the same. During the Term, each Party shall promptly notify the other Party in writing and in reasonable detail of any Improvements generated or Controlled by such Party or any Affiliate thereof to which the other Party has any rights under this Agreement.

Section 3.06 Licenses to BDSI. Collegium hereby grants to BDSI (I) a non-exclusive, royalty-free, fully-paid, transferable, freely sublicensable, worldwide, perpetual, irrevocable license and right of reference, transferable in accordance with Section 14.01, (X) under the Collegium Documentation, Governmental Approvals, Regulatory Filings, and, to the extent contained or referenced in any of the foregoing, Collegium Know-How to (i) make, have made, use, sell, offer for sale, import, research, develop, and commercialize any BEMA-based Products other than BEMA Fentanyl Products and (Y) under the Collegium Product-Specific Improvements (and any directly related Collegium Know-How and Collegium Patents), Collegium Documentation, Governmental Approvals, Regulatory Filings, and, to the extent contained or referenced in any of the foregoing, Collegium Know-How to (1) make, have made, use, import, research, and develop BEMA Fentanyl Products and Demonstration Samples and (2) sell, offer for sale, and otherwise commercialize BEMA Fentanyl Products and Demonstration Samples outside the Territory and, upon termination of this Agreement, inside the Territory, and, subject to the rights granted to Collegium under Section 3.02(a), (II) a royalty-free, fully-paid, transferable, freely sublicensable, worldwide, perpetual, irrevocable,

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

exclusive license, transferable in accordance with Section 14.01, under all Controlled Collegium BEMA Improvements, any Know-How with respect thereto, and/or any Patents Covering such Collegium BEMA Improvements to the extent, in each case, Controlled by Collegium or an Affiliate thereof to make, have made, use, sell, offer for sale, and import any product, method, process, or service. Collegium shall, upon reasonable request of BDSI, promptly provide BDSI with copies of any Collegium Documentation, Collegium Know-How, Collegium Patents, or Patents Covering any Collegium Product-Specific Improvements or Controlled Collegium BEMA Improvements (and any Know-How with respect thereto and/or Patents Covering such Collegium BEMA Improvements) to the extent not previously provided to BDSI and BDSI has been granted rights thereto pursuant to this Agreement.

ARTICLE IV

ROYALTY AND MILESTONE PAYMENTS

Section 4.01 Payments on Sales.

(a) Except as otherwise set forth in this Agreement, Collegium will make quarterly royalty payments to BDSI equaling the applicable percentage of Annual Net Sales set forth below. Such royalty payments shall be calculated based on Annual Net Sales of all Licensed Products by applying the tiered royalty rate shown below:

Annual Net Sales	Royalty
Annual Net Sales up to and including $***	***%
Annual Net Sales over $***	***%

For example, if, during a Calendar Year, Annual Net Sales of Licensed Products were equal to $***, then the royalties payable for such Calendar Year would be calculated by adding (a) the royalties with respect to the first $*** at *** percent (***%) [***] and (b) the royalties with respect to the next ***, for a total royalty of $***.

(b) Upon ***, the royalty rate ***, provided that, ***.

(c) If, for any full Calendar Year that begins following ***. If Collegium reasonably determines in good faith ***. If Collegium does not ***.

(d) Collegium’s payment obligations under this Section 4.01 shall in any event expire, on a Licensed Product-by-Licensed Product basis, on the expiration of each Licensed Product’s Royalty Term, provided that, notwithstanding anything to the contrary, if (A) all Valid Claims of the Licensed Patents in the Territory Covering a particular Licensed Product have expired, (B) no commercial sale by a Third Party in the Territory of a Generic Product with respect to such Licensed Product has occurred, and (C) a Licensed Patent that contains one or more Valid Claims Covering such Licensed Product issues in the Territory and is published in the Orange Book prior to the end of the applicable Royalty Term, the royalties set forth in Section 4.01 shall be payable with respect to all Net Sales of such Licensed Product occurring on or after the date of such publication until all Valid Claims of the Licensed Patents in the Territory Covering a particular Licensed Product have again expired, at which point the adjustments set forth in Sections 4.01(b) and/or 4.01(c) shall apply as set forth therein.

(e) Payment for Third Party Licenses and Defense/Enforcement Costs.

(i) If, following the Effective Date, it is necessary for Collegium to license one or more Patents in the Territory from one or more Third Parties in order to Commercialize any Licensed Product in the Territory, *** will have the right to, and may, in its sole discretion, negotiate and obtain a license under such Patents with respect to Licensed Products (each such Third Party license is referred to herein as a “Third Party License”). A license to Third Party Patents will be deemed “necessary” under this Section 4.01(e)(i) (A) if ***. Except as set forth in clause (ii) below, Collegium shall bear (x) any payments associated with such Third Party License, including any sales-based running royalties on sales of Licensed Products that may be owed to any Third Party for such a Third Party License (collectively, such running royalties, the “Third Party Royalties”), (y) any Losses paid by Collegium to a Third

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Party with respect to any Claim for which Collegium is obligated to indemnify, defend, and hold harmless pursuant to clause (I)(d) of the first sentence of Section 10.02 to the extent such Losses (or the associated Claim) are not the direct result of any Collegium Change(s), and (z) any damages, liabilities, expenses and/or losses paid by Collegium, other than those Losses described in the preceding clause (y), with respect to any suits, claims, proceedings or causes of action by Third Parties made with respect to Collegium’s, its Affiliates’, Sublicensees’, or any of Collegium’s, its Affiliates’, or Sublicensees’ directors’, officers’, employees’, agents’, or other representatives’ infringement or misappropriation of any Third Party’s Patent or other intellectual property rights in the manufacture, use, sale, offer for sale, Development, Commercialization, import, or export of any Licensed Product(s) in the Territory to the extent any such suits, claims, proceedings or causes of action or associated damages, liabilities, expenses and/or losses are not the direct result of any Collegium Change(s) (collectively, Third Party Royalties, such Losses, and such damages, liabilities, expenses and/or losses, “Third Party IP Costs”).

(ii) If Collegium undertakes to defend any of the Fentanyl-Specific Patents against any Third Party challenge to the validity, enforceability, or scope thereof under Section 7.01 and/or to enforce any of the Fentanyl-Specific Patents against any Third Party infringer thereof under Section 7.03(b) and, in either case, prevails in such defense or enforcement as determined by final decision of a court or other Governmental Authority of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, then the amount by which the reasonable, documented out-of-pocket costs and expenses (including attorneys’ fees) Collegium incurs in connection with such activities exceed any damages, monetary awards, or other amounts recovered or received in settlement by Collegium or any Affiliate thereof with respect to such defense, enforcement, or voluntary disposition or settlement thereof (“Defense/Enforcement Costs”) shall ***, Collegium shall, without limitation of any reimbursement obligations for the benefit of BDSI under Article VII, not be entitled to take into account such Defense/Enforcement Costs that have been offset when calculating the Parties’ split of any damages, monetary awards, or other amounts recovered or received in settlement by Collegium with respect to the defense, enforcement, or voluntary disposition or settlement of such action.

(iii) Collegium may ***, provided that ***.

Section 4.02 Milestone Payments. Collegium shall pay to BDSI, as additional license fees, the following non-refundable, non-creditable milestone payments upon the occurrence of the specified milestone event:

(a) $4,000,000 upon First Commercial Sale of any Licensed Product;

(b) $*** upon the publication in the Orange Book of a Patent that issues from (i) ***, (ii) ***, or (iii) any continuation application claiming priority to either of the foregoing Patent applications or any other application or patent within the priority claim of those applications and the subject of which claims the Current Product and/or the use of fentanyl, provided, however, that ***; and, provided further, that ***;

(c) $*** when Annual Net Sales first exceed $***

(d) $*** when Annual Net Sales first exceed $***; and

(e) $*** when Annual Net Sales first exceed $***.

For the avoidance of doubt, each milestone payment referred to in this Section 4.02 shall be paid only once by Collegium, the first time the relevant milestone is achieved. Collegium shall provide BDSI written notice of the achievement of milestone specified in clause (a) above, and Collegium shall pay BDSI the designated amount for such milestone, within *** of such achievement. BDSI shall provide Collegium written notice of the achievement of the milestone specified in clause (b) above, and Collegium shall pay BDSI the designated amount for such milestone within *** of its receipt of such notice. Collegium shall provide BDSI written notice of the achievement of each milestone specified in clauses (c), (d) and (e) above, and pay the indicated amount, within *** of the achievement of the relevant milestone.

Section 4.03 Reports and Payments.

(a) Collegium, on behalf of itself and its Affiliates, shall, beginning with the initial Calendar Quarter during which the First Commercial Sale occurs, furnish to BDSI a quarterly written report (each, a “Royalty Statement”) showing

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

in reasonably specific detail (i) Collegium’s, its Affiliates’, and Sublicensees’ inventory on hand of each stock keeping unit (“SKU”) of Licensed Products, sales of Licensed Products per SKU and Net Sales; (ii) amounts payable under this Agreement based upon such Net Sales (which shall include an accounting of all amounts and calculations required to determine Net Sales and the amounts payable under this Agreement consistent with Sections 4.01 and 4.02, including the amount of any bad debt or recovered bad debt used to calculate Net Sales pursuant to the Bad Debt Adjustment); (iii) withholding taxes, if any, required by law to be deducted with respect to any payments due BDSI under this Agreement; and (iv) the date of the First Commercial Sale of any Licensed Product in the Territory during the reporting period. Royalty Statements shall be due no later than *** following the close of each Calendar Quarter.

(b) All payments due BDSI under Section 4.01 with respect to a particular Calendar Quarter shall be due no later than *** following the end of each Calendar Quarter. All payments hereunder shall be payable in United States dollars. All payments owed under this Agreement shall be made by wire transfer to one or more bank accounts (which may each be the account of such Party, any Affiliate thereof, or any Third Party), in such allocation between such accounts, as shall be designated by the Party owed payment from time-to-time upon written notice, unless otherwise specified in writing by such Party, with any such designated account(s) and/or allocation(s) to remain effective with respect to payments owed to such Party until it provides written notice to the other Party setting forth any changes to such account(s) or allocation(s) for payment (in which case any changes specified in such notice shall become effective on the date specified therein).

(c) In the event that any payment due hereunder is not made when due, such payment shall accrue interest from the date due at a rate equal to the greater of (i) ***, or (ii) ***, or, if less, the maximum legally permissible interest rate, calculated based on the number of days such payments are paid after the date such payments are due. The payment of such interest shall not limit a Party from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

(d) During the Term and for a period of *** thereafter, or longer if and as required in order for Collegium to comply with Applicable Law, Collegium shall keep complete and accurate records in sufficient detail to permit BDSI to confirm the completeness and accuracy of (i) the information presented in each Royalty Statement and all payments due hereunder and (ii) the calculation of Net Sales. BDSI and any designee thereof (including but limited to Meda) shall have the right to audit and inspect such Books and Records pursuant to the terms of Section 14.11.

(e) All taxes levied on account of the payments accruing to a Party under this Agreement shall be paid by such Party for its own account, including taxes levied thereon as income to such Party. If provision is made in applicable law or regulation for withholding, such tax shall be deducted from the payment made by a Party (the “Paying Party”) to the other Party (the “Paid Party”) hereunder, shall be paid to the proper taxing authority by the Paying Party, and a receipt of payment of such tax shall be secured and promptly delivered to the Paid Party. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force or in otherwise seeking the return, refund, or credit of any such withheld amount as applicable.

ARTICLE V

COMMERCIALIZATION

Section 5.01 Promotion and Marketing Obligations.

(a) Collegium shall use Commercially Reasonable Efforts to cause the First Commercial Sale of the Current Product to occur within ***, and Collegium shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Territory. As between the Parties, Collegium, at its own expense, will be responsible for all of its Commercialization activities related to the Licensed Products in the Territory.

(b) In the event Collegium sublicenses any of its rights under this Agreement, the activities of Sublicensees may apply to the satisfaction of Collegium’s obligations under this Article V, provided, that, subject to the foregoing,

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Collegium’s obligations under this Agreement shall not be reduced or otherwise affected by any sublicensing by Collegium of its rights under this Agreement.

(c) Upon the request of BDSI, but in no event ***, Collegium shall provide to BDSI in writing its then-current proposed marketing, sales and distribution plan for the Licensed Products, including a high-level summary Collegium’s, its Affiliates’, and Sublicensees’ proposed marketing, sales and distribution strategy and tactics for the sale and distribution of the Licensed Products in the Territory during the following Calendar Year.

Section 5.02 Publicity. BDSI and Collegium will use Commercially Reasonable Efforts to collaborate to create a public relations campaign with respect to the relationship established under this Agreement reasonably intended to maximize shareholder value for both Parties, which may include the issuance of mutually agreeable press releases concerning the following in the Territory (to the extent permitted under Applicable Laws and stock exchange rules): (a) deal closure, (b) data transfer, (c) FDA submissions concerning any Licensed Product, (d) Governmental Approvals of any Licensed Product, (e) First Commercial Sale of each Licensed Product in the Territory, (f) key data from publications of Phase IV Studies concerning any Licensed Product in the Territory, (g) submission and Governmental Approval of additional indications for any Licensed Product in the Territory, (h) payment of any milestone to BDSI hereunder, and (i) other events in the Territory as agreed by both Parties. The Parties shall reasonably cooperate on all of the aforementioned activities which they agree to collaborate on as needed.

ARTICLE VI

REGULATORY COMPLIANCE

Section 6.01 Marketing Authorization Holder. Subject to Collegium’s obligations upon termination pursuant to Section 13.06, Collegium shall, upon assignment of the Current Product NDA to Collegium following Supplement Approval, be the holder and owner of all Marketing Authorizations and Governmental Approvals in the Territory concerning Licensed Products and responsible for all associated legal obligations with respect thereto, including but not limited to the performance of all obligations with respect to Licensed Products under the Transmucosal Immediate Release Fentanyl (“TIRF”) Risk Evaluation and Mitigation Strategy (“REMS”) program established by FDA. Collegium acknowledges and agrees that such responsibilities under such TIRF REMS program shall include appointing a Collegium representative on the relevant TIRF REMS working group established by the FDA or otherwise associated with such program and paying its portion of all fees, costs, and expenses imposed on, or incurred as, members of such group or otherwise imposed by FDA with respect to such program or group (“TIRF Fees”), and Collegium further agrees that it shall promptly reimburse BDSI for the portion of any TIRF Fees paid by BDSI after the Effective Date which correspond to any period of time during which Collegium is the holder of the Current Product NDA.

Section 6.02 Maintenance of Marketing Authorizations. With respect to the Licensed Products, upon assignment of the Current Product NDA to Collegium (“NDA Assignment”), Collegium agrees, at its sole cost and expense, to maintain all Marketing Authorizations and Governmental Approvals in the Territory throughout the Term, including submitting any supplemental applications, annual reports, variations or renewals thereof that are required by Applicable Law to be obtained in order to maintain the Marketing Authorizations and Governmental Approvals.

Section 6.03 Interaction with Competent Authorities. After the Effective Date, each Party shall provide to the other Party a copy of any material correspondence or materials that it receives from a Competent Authority regarding any Licensed Product. Such correspondence or summary shall be provided within *** of receipt thereof by the relevant Party. BDSI shall be provided reasonable advance written notice of all material meetings, conferences, or calls with Competent Authorities in the Territory concerning any Licensed Product and BDSI shall be permitted to have one regulatory representative attend all such meetings, conferences, or calls that could reasonably be anticipated to materially concern issues that are related or relevant to BEMA generally or any BEMA-based Products other than Licensed Products. With respect to any Licensed Product, Collegium shall provide BDSI with copies of any materials relating to any material regulatory matter in the Territory and, when reasonably practicable, shall provide copies of any documents to be presented to any Competent Authority in respect of such matters prior to their presentation thereto, so that BDSI, if practicable, shall have an opportunity to review in advance. The materials

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

provided to BDSI under this Article VI with respect to material interactions with any Competent Authority will be considered Collegium’s Confidential Information.

Section 6.04 ADE Reporting and Phase IV Surveillance.

(a) General. Upon NDA Assignment, Collegium shall, at its sole cost and expense, be responsible for all post-Governmental Approval reporting of ADEs and surveillance of Phase IV Studies in the Territory, if and as required by Competent Authorities. All correspondence and communication will be in English. The Party sending the communication will translate as necessary. Collegium shall provide BDSI with (i) a copy of all safety-related correspondence with any Competent Authority within *** of its receipt or submission and (ii) any other information concerning any ADE, AE, or ADR concerning any Licensed Product coming into Collegium’s or any of its Affiliates’ knowledge or possession that Collegium believes or is informed by BDSI to be reasonably necessary to enable BDSI, any Affiliate thereof, or any licensee or sublicensee of any of the foregoing to comply with any applicable legal or regulatory requirements of any jurisdiction outside the Territory with respect to any BEMA Fentanyl Product, on such time frame as is reasonably sufficient to enable such compliance in a timely manner.

(b) Safety Related Regulatory Documents. Upon NDA Assignment, Collegium will be responsible for (i) maintaining the company core safety information, as included in the company core data sheet, in the Territory and (ii) maintaining the company core safety information, as included in the package insert/prescribing information, in the Territory. Collegium will also be responsible for submission of any safety-related supplemental applications for changes to any package insert or other labeling.

(c) Safety Databases. Upon NDA Assignment, Collegium (or its agent) will maintain a pharmacovigilance database for each Licensed Product in the Territory (or each country thereof, if/as applicable). The database(s) will include all ADE reports from spontaneous sources, scientific literature, and PMS reports (serious) and SAE reports from clinical studies coming into the actual knowledge of Collegium, its Affiliates, or any Sublicensee (or any agent of the foregoing). Spontaneous cases will include reports received from both healthcare professionals and consumers. AE data will be coded to the latest version of MedDRA. Report handling and classifying will be carried out in accordance with Collegium’s (or its agent’s) SOPs (as defined below). All reasonable assistance and access requested by either Party in responding to safety inquiries will be provided upon request. Information in Collegium’s safety databases will be used by Collegium to compile PSURs (as defined below) to the FDA (providing a waiver of the requirement to submit postmarketing periodic safety reports in the format described in the regulations has been granted) and other Competent Authorities in the Territory and prepare safety-related supplemental applications for changes in the package insert(s)/labelling for Licensed Products in the Territory.

(d) Reporting of Adverse Drug Reactions (ADRs)

(i) The Parties shall keep each other informed on all safety matters related to the BEMA Fentanyl Products and on any information received from any source concerning any ADR coming to either Party’s (or any of its Affiliates’) actual knowledge with regard to the BEMA Fentanyl Products.

(ii) Each Party is responsible for fulfilling its reporting obligations to the appropriate Competent Authorities with respect to the BEMA Fentanyl Products in accordance with the applicable national laws and regulations of the different countries.

(iii) Independently of any national reporting requirements, the Parties hereto shall, in relation to the BEMA Fentanyl Products, report to each other all SAEs from clinical trials with a reasonable suspicion of causal relationship to the administered study medication and all serious spontaneously reported suspected ADRs within the ***, but not later than *** after having come to a Party’s attention including a case description and medical causality assessment on the International Adverse Event Report Form (“CIOMS Form”) in English. If required, follow up will be carried out by the Marketing Authorization holder on all SARs (listed and unlisted) and non-serious unlisted ADRs in the Territory according to its own internal procedures, which shall be commercially reasonable and consistent with industry standards. Upon assignment of the Current Product NDA to Collegium, non-serious listed ADRs in the Territory shall be followed up by Collegium if there is a safety concern; and pregnancy and in utero reports will be followed up by Collegium at the expected due date. Reasonable attempts shall be made by Collegium to obtain the required minimum information: identifiable patient, reporter, suspect drug, and AE.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(iv) Life-threatening or fatal SAEs originating from clinical trials in the Territory with a reasonable suspicion of causal relationship to the BEMA Fentanyl Products shall be reported by a Party to the other Party and, if and as required thereby, by the appropriate Party (as determined by Applicable Law) to appropriate Competent Authorities within ***, but not later than ***. In the case of incomplete or insufficient data available, an initial report has to be issued meeting the time frame, followed by reasonably prompt follow up report(s). Any ADRs originated by either Party are to be reported on CIOMS Form as soon as reasonably possible, but no later than *** days after first receipt. Collegium will report all other ADRs in tabular format (“CIOMS Line Listings”) in monthly intervals.

(v) In any case where a change in the risk-benefit-ratio of the BEMA Fentanyl Products becomes evident or safety actions due to ADR seem to be necessary (e.g. change of the label, product information, special information/warnings to the medical profession, patients, or authorities, or Product Recall), the Parties hereto will inform each other without delay and use commercially reasonable efforts to harmonize further measures as appropriate. Such exchange of information is realized through direct contacts between the responsible departments. Therefore, both Parties undertake to inform each other on any change in the responsible persons, the address, telephone and fax-numbers in due time. If specific safety measures are to be taken with respect to any Licensed Products in the Territory following NDA Assignment, Collegium will ensure the implementation of such in the Territory within reasonable timeframes or according to regulatory obligations.

(vi) Regulatory inquiries related to safety concerns for the Licensed Products received by either Party will be promptly forwarded to the other Party. The Parties shall work in good faith to develop a mutually agreeable response with respect to any such inquiry in the Territory at least *** before the response is required. The aforementioned information shall be addressed to:

In case of BDSI:

***

BioDelivery Sciences International, Inc.

4131 Parklake Avenue, Suite #225

Raleigh, North Carolina 27612

Tel.: ***

Fax: 919-582-9051

Email: ***

In case of Collegium:

***

COLLEGIUM Pharmaceutical, Inc.

780 Dedham Street, Suite 800

Canton, MA 02021

Tel.: *** | Fax.: 781.828.4697

Mobile: ***

Main Tel.: 781.713.3699

***

(e) Literature for marketed products. Collegium will have the primary responsibility for reviewing the world-wide relevant scientific literature for any serious and non-serious unlisted ADRs related to the Licensed Products in the Territory according to Applicable Laws.

(f) Signal detection / Safety monitoring. Collegium will perform signal detection concerning the Licensed Products according to its own internal documented practices (as outlined in SOPs/guidelines), which shall be commercially reasonable and consistent with industry standards. Any conclusion raised from the subsequent analysis revealing relevant safety concerns regarding the Licensed Products will be communicated to BDSI in due time or immediately if the conclusions affect the safety profile of the Licensed Products.

(g) Periodic reports. Upon NDA Assignment, Collegium will be responsible for preparing the periodic reports to be submitted to Competent Authorities in the Territory (Periodic Safety Update Reports (“PSURs”), Annual Safety Reports for clinical trials) in accordance with its own standard operating procedures (“SOPs”), which shall be commercially reasonable and consistent with industry standards, and Applicable Laws. BDSI will, on Collegium’s

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

reasonable request provide Collegium with all data (e.g. CIOMS Line Listings for SAEs originating from BDSI’s clinical trials) in its possession which may reasonably be required for regulatory report compilation in the Territory.

Section 6.05 Assistance. Upon receipt of a written request, each Party shall provide reasonable assistance to the other Party, in connection with such Party’s obligations pursuant to this Article VI, subject to prompt reimbursement of all of its pre-approved out-of-pocket costs by the requesting Party.

Section 6.06 Compliance. Collegium and BDSI shall comply with all Applicable Laws in exercising their rights and performing their obligations under this Agreement, including the provision of information by Collegium and BDSI, to the extent in its possession, to each other necessary for BDSI and Collegium to comply with any mandatory reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, any applicable Competent Authorities, which relate to or may impact any BEMA Fentanyl Product or the manufacture of any BEMA Fentanyl Product or the sales and marketing of any BEMA Fentanyl Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by any Competent Authorities with respect to any BEMA Fentanyl Product.

Section 6.07 Safety/Pharmacoviligance Agreement(s). The Parties agree that, upon the written request of any Party or Meda, (i) they shall use Commercially Reasonable Efforts in good faith to negotiate and execute one or more customary and reasonable forms of safety data exchange agreements and/or pharmacovigilance agreements intended to enable the Parties and/or Meda to comply with their respective reporting, monitoring, and related obligations under Applicable Law, or applicable laws, rules, and regulations outside the Territory, with respect to BEMA Fentanyl Products and, if applicable, (ii) BDSI shall use Commercially Reasonable Efforts in good faith to cause Meda to negotiate and execute such agreement(s) pursuant to the terms of any applicable Meda Termination Agreement.

ARTICLE VII

PATENTS AND TRADEMARKS

Section 7.01 Maintenance of Licensed Patents and Licensed Marks. BDSI shall control and, except as explicitly set forth in this Article VII, have full discretion in the preparation, filing, prosecution, maintenance, and defense of the Licensed Patents and Licensed Marks in the Territory, including any ex parte reexamination proceedings, inter partes review proceeding, post grant review proceeding, derivation proceeding, action for declaratory judgment, interference proceeding or other attack upon the validity, title or enforceability of any Licensed Patents in the Territory. Upon written request by BDSI, Collegium shall provide such assistance as may be necessary to enable BDSI to prosecute and obtain new patents related to any Licensed Improvements Controlled by BDSI, other than Joint Improvements, with the cost and expense of such assistance to be borne by BDSI. BDSI shall keep Collegium advised by forwarding to Collegium copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to the prosecution and maintenance of the Licensed Patents, and shall provide Collegium an opportunity to comment on any proposed responses, voluntary amendments, submissions, or other actions of any kind to be made with respect to Licensed Patents. In the event that BDSI desires to abandon any Licensed Patents and/or the Licensed Marks in the Territory, BDSI shall provide reasonable prior written notice to Collegium of its intention to abandon and a reasonable opportunity to discuss BDSI’s rationale supporting such abandonment. In the event that BDSI decides to abandon any Licensed Patent in the Territory that contains Valid Claims that are specific to fentanyl and Cover any Licensed Product, but does not contain any Valid Claims that Cover any BEMA-based products incorporating any API other than fentanyl (such a Licensed Patent, a “Fentanyl-Specific Patent”), (a) BDSI shall provide prompt written notice of such decision to Collegium and (b) Collegium may elect by written notice to BDSI, given within *** days of the aforementioned notice from BDSI, continue the maintenance, defense or prosecution of such Fentanyl-Specific Patent at Collegium’s expense, and Collegium shall be entitled to undertake such maintenance, defense, or prosecution if BDSI does not, within *** following such written election by Collegium, notify Collegium in writing that BDSI will instead continue the maintenance, defense or prosecution of such Fentanyl-Specific Patent. If BDSI does provide a subsequent notice to Collegium electing to retain control of such maintenance, defense or prosecution of a particular Licensed Patent, BDSI shall retain such control until such time as it later again elects to abandon such Licensed Patent, in which case the rights and

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

obligations of the Parties with respect thereto hereunder shall again apply. In the event Collegium does actually assume maintenance, defense, and prosecution of a Fentanyl-Specific Patent pursuant to the foregoing, (i) the ownership of such Fentanyl-Specific Patent shall be retained by BDSI and (ii) Collegium will not be obligated to pay any royalties to BDSI in regards to any Licensed Product that is (A) Covered by Valid Claims of one or more Fentanyl-Specific Patents for which Collegium has assumed responsibility for prosecution, defense or maintenance in accordance with this Section 7.01 and (B) not Covered by any Valid Claim(s) of any other Licensed Patents.

Section 7.02 Filing, Prosecution, and Maintenance of Patents Covering Collegium Improvements. Collegium shall control and, except as explicitly set forth in this Section 7.02, have full discretion in the preparation, filing, prosecution, maintenance, and defense of any Patents owned or controlled by Collegium or any Affiliate thereof Covering any Collegium Improvement, including any ex parte reexamination proceedings, inter partes review proceeding, post grant review proceeding, derivation proceeding, action for declaratory judgment, interference proceeding or other attack upon the validity, title or enforceability of any such Patents in the Territory. Collegium shall keep BDSI advised with respect to the foregoing by forwarding to BDSI copies of all official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating to the prosecution and maintenance of such Patents, and shall provide BDSI a reasonable advance opportunity (to be no less than ***) to review and comment on any proposed patent applications, responses, voluntary amendments, submissions, or other actions of any kind to be made with respect to any such Patents, and Collegium shall reasonably take into consideration any reasonable comments made by BDSI with respect thereto. In the event that Collegium desires to abandon any such Patents Covering Collegium Product-Specific Improvements, Collegium shall provide reasonable prior written notice to BDSI of Collegium’s intention to abandon and a reasonable opportunity to discuss Collegium’s rationale supporting such abandonment.

Section 7.03 Prosecution of Infringement.

(a) During the Term, each Party shall give prompt written notice to the other Party of any Third Party act in the Territory that (a) concerns any product(s) that contain fentanyl as the sole API but do not contain naloxone and (b) may infringe the Licensed Patents and/or the Licensed Marks in the Territory. BDSI shall, as between the Parties, have the sole and exclusive right with respect to Licensed Marks and Licensed Patents other than Fentanyl-Specific Patents, and the first right with respect to Fentanyl-Specific Patents, but not, in either case, the obligation, to bring and control any action or proceeding (i) concerning any potential or actual infringement of the Licensed Patents or Licensed Marks, (ii) any statutory act of infringement under the Hatch-Waxman Act (including but not limited to on account of any certification provided thereunder (including but not limited to as set forth in Section 7.04)), or (iii) concerning any potential or actual misappropriation of any Licensed Know-How. If BDSI is unable to initiate or to prosecute such action solely in its own name or it is otherwise Commercially Reasonable and reasonably advisable to obtain an effective or interim remedy, Collegium shall, if and as requested by BDSI, join such action and take such other reasonable steps requested by BDSI as are necessary for BDSI to initiate litigation to prosecute and maintain such action, provided, that, under no circumstances will Collegium be obligated to, amend or alter any of the terms of this Agreement in a manner adverse to Collegium’s interests in order to enable BDSI to initiate litigation to prosecute and maintain such action. Collegium shall provide, at BDSI’s expense, such other assistance and cooperation to BDSI as may be necessary to prosecute any action against such Third Party. Any damages, monetary awards, or other amounts recovered or received in settlement by BDSI shall be ***.

(b) In the event that BDSI decides not to enforce, or to abandon or discontinue the enforcement of, any Fentanyl-Specific Patent against any Third Party infringer thereof, BDSI will notify Collegium and the Parties will use Commercially Reasonable Efforts in good faith to agree within *** (or, in the case of any statutory act of infringement under the Hatch-Waxman Act, within ***) after Collegium’s receipt of such notice on an approach to address such infringement in a way that is designed to preserve both the validity and enforceability of the infringed Fentanyl-Specific Patent and the commercial value of the Licensed Products in the Territory, which approach may include (without limitation) giving Collegium the right to initiate litigation to prosecute or maintain such action against any Third Party infringer. In the event the Parties are unable to agree upon a reasonable course of action within such ***, as applicable, then BDSI shall authorize Collegium to enforce the applicable Fentanyl-Specific Patent against the Third Party infringer thereof. Without limiting the foregoing, if BDSI has authorized an infringement action by Collegium pursuant to this Section 7.03, but Collegium is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then at Collegium’s written request, Collegium shall be entitled to join BDSI as a necessary party to such action and BDSI shall reasonably

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

cooperate with Collegium, at Collegium’s expense. Collegium shall not enter into a settlement, consent judgment, or other voluntary disposition of any such infringement action by Collegium without BDSI’s prior written approval. Any damages, monetary awards, or other amounts recovered or received in settlement by Collegium shall be ***. Notwithstanding the foregoing, BDSI, at its expense, shall have the right to be represented by counsel of its choice in any proceeding governed by this Section 7.03(b).

Section 7.04 Hatch-Waxman Act Litigation.  Notwithstanding anything herein to the contrary, should a Party receive a certification for a Licensed Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended (the “Hatch-Waxman Act”), including any notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or a similar notice with respect to, in either case, any Licensed Product or any Competing Product in the Territory, then such Party shall immediately (and in any event no later than within *** after such receipt) provide the other Party with a copy of such certification.

Section 7.05 Infringement Claimed by Third Parties. In the event a Third Party commences a judicial or administrative proceeding against a Party and such proceeding, other than a proceeding to which Section 7.01 applies, pertains to the manufacture, use, sale, marketing, or import of a Licensed Product in the Territory by or on behalf of Collegium, an Affiliate thereof, or a Sublicensee (the “Third Party Claim”), or threatens to commence such a Third Party Claim, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party.

Section 7.06 Payment of Costs and Expenses. Upon its receipt of a reasonably detailed invoice setting forth a Party’s reasonable, documented costs and expenses incurred pursuant to any provision of this Article VII relating to the Territory, for which the other Party shall be liable in accordance with this Article VII, such other Party shall pay such costs and expenses within *** of receipt of an invoice therefor.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Confidentiality. The Parties agree that, for the Term and for *** thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement (including but not limited to the exercise or enforcement of rights or performance of obligations under this Agreement), any Confidential Information of the other Party.

Section 8.02 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by the Party that is obligated to disclose Confidential Information pursuant to such order;

(b) otherwise required to be disclosed by any applicable law, rule, or regulation (including, without limitation, the U.S. federal securities laws and the rules and regulations promulgated thereunder) or the requirements of any stock exchange to which a Party or any Affiliate thereof is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(c) made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, licensees, sublicensees, contractors, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted or required by this Agreement, and provided that (i) each such party to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations substantially as protective as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

(d) made by (x) such Party to existing or potential acquirers, existing or potential collaborators, licensees, licensors, sublicensees, investment bankers, accountants, attorneys, existing or potential investors, merger or acquisition targets, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party or an Affiliate thereof (or such Party’s or its Affiliate’s acquisition of, or merger with, a Third Party) or (y) BDSI to Meda in performance of its obligations under, or with respect to any agreement entered into between BDSI and Meda concerning the termination, prior to the effectiveness of this Agreement, of that certain previous agreement between Meda and BDSI pursuant to which Meda enjoyed certain rights to BEMA Fentanyl Products in the Territory (such previous agreement, the “Meda License”; any such termination-related agreement, a “Meda Termination Agreement”), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) substantially as protective as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

Section 8.03 Publications. Subject to Sections 8.01 and 8.02 and this Section 8.03, each Party shall have the right to publish, present or otherwise disclose, including in scientific journals or promotional literature, information in its possession or control pertaining to any BEMA Fentanyl Product developed or commercialized by or for it or any Affiliate thereof, or, in the case of BDSI, pertaining directly to any Licensed Technology; provided, however, that if Collegium or any Affiliate thereof desires to publish or present any such information in regards to any of their respective BEMA Fentanyl Products, then the following procedure shall apply: (a) Collegium shall first provide a copy of the proposed publication or presentation to BDSI for review and comment *** in advance of any submission for publication or presentation (or, in the case of any presentation, *** in advance of such submission) (such ***, the “Review Period”); (b) if during the Review Period Collegium receives written notice from BDSI identifying specific Confidential Information of BDSI in such a proposed publication or presentation, then, at the reasonable request of BDSI in such notice and at BDSI’s option, Collegium shall, and Collegium shall ensure that its Affiliates, delete such Confidential Information from the proposed publication and/or delay such publication or presentation for up to an additional thirty *** in order to permit BDSI to file a patent application covering such Confidential Information.

Section 8.04 Disclosure of Agreement. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (x) a Party may disclose the terms of this Agreement to actual or potential investors, lenders, investment bankers, and other financial institutions of its choice solely for purposes of financing the business operations of such Party or an Affiliate thereof, or, to any prospective or actual licensee, sublicensee, licensor, manufacturer, marketing or other corporate partner, acquirer, or merger or acquisition target and (y) BDSI shall be entitled to disclose the terms of this Agreement to Meda pursuant to any Meda Termination Agreement; provided such disclosing Party only discloses such information under conditions of confidentiality on terms substantially as protective as those contained in this Article VIII. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party discloses only such information required to be disclosed in order to comply with such requirements, as reasonably determined by such Party, including requesting confidential treatment of this Agreement (after providing a reasonable opportunity for consultation by the other Party) and filing this Agreement in redacted form. The Parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission or any similar foreign authority with respect to certain portions of this Agreement and any redactions thereof for such purposes.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Corporate Power. As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

Section 9.02 Due Authorization. As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

Section 9.03 Binding Obligation. As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, each Party represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

Section 9.04 Legal Proceedings. As of the Effective Date, each Party hereby represents and warrants to the other Party that, except, with respect to BDSI, for those proceedings described on Exhibit F with respect to a BEMA-based Product other than a BEMA Fentanyl Product (the “Actavis Litigation”), there is no action, suit or proceeding pending against or affecting, or, to the Knowledge of either Party, threatened against or affecting that Party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either Party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that Party (that are not already reflected in that Party’s respective financial statements as filed with the Securities and Exchange Commission (or foreign equivalent thereof) or otherwise made public or provided to the other Party) and which would have a material adverse effect on that Party’s ability to consummate the transactions and perform the obligations contemplated by this Agreement.

Section 9.05 Limitation on Warranties. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by BDSI to Collegium that the Licensed Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any intellectual property rights of any Third Party.

Section 9.06 No Guarantee of Success. Collegium and BDSI acknowledge and agree that nothing in this Agreement will be construed as representing any estimate or projection of (i) the successful Development or Commercialization of any Licensed Product under this Agreement, (ii) the number of Licensed Products that will or may be successfully Developed or Commercialized under this Agreement, (iii) anticipated sales or the actual value of any Licensed Products that may be successfully Developed or Commercialized under this Agreement or (iv) the damages, if any, that may be payable if this Agreement is terminated for any reason. Neither Party makes any warranties, express or implied, or covenants concerning the success of the Development or Commercialization of any Licensed Products or the commercial utility, merchantability, or fitness for a particular purpose of any Licensed Product. In addition, Collegium makes no representation, warranty or covenant, either express or implied, that (A) it will successfully Develop or Commercialize or continue to Develop or Commercialize any Licensed Product in the Territory, (B) if Commercialized, that any Licensed Product will achieve any particular sales level in the Territory or (C) it will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Licensed Product in the Territory, other than is expressly required under Sections 2.02 and 5.01(a) and Article VI.

Section 9.07 Sufficient Rights. BDSI represents and warrants that (a) it has and shall maintain during the Term of this Agreement (i) an exclusive license to or ownership of, as applicable, the Licensed Technology, the Licensed Marks and any other intellectual property rights which are the subject of Collegium’s licenses under this Agreement and (ii) the right to grant the licenses described in this Agreement, and (b) the grant of such licenses by BDSI will

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

not conflict with or violate any of the terms of any agreement of BDSI concerning the Licensed Technology or the Licensed Marks.

Section 9.08 No Infringement. BDSI represents and warrants that, to BDSI’s Knowledge as of the Effective Date, BDSI is not aware of any Third Party intellectual property rights which would be infringed by the Development or Commercialization, including the manufacture, use, or sale, of the Current Product in the Territory.

Section 9.09 Intellectual Property. BDSI represents and warrants that (i) to BDSI’s Knowledge as of the Effective Date, the Licensed Technology, Licensed Marks and other intellectual property rights which are the subject of the licenses granted to Collegium hereunder comprise, all intellectual property rights reasonably necessary for Collegium to Develop and Commercialize the Current Product and (ii) there are no other intellectual property rights owned or Controlled by BDSI or any of its Affiliates as of the Effective Date, other than the rights in the Licensed Technology, which cover the Current Product or would otherwise prevent Collegium from Developing and/or Commercializing the Current Product in the Territory as set forth herein.

Section 9.10 Documents. BDSI represents and warrants that, to its Knowledge as of the Effective Date, all documents provided to Collegium by or on behalf of BDSI prior to the Effective Date are materially true and correct and no document provided to Collegium by or on behalf of BDSI, contains any untrue statement of a relevant material fact or omits to state a relevant material fact necessary not to make the statements contained in the document materially misleading.

Section 9.11 HSR Determination. Collegium represents and warrants that it has determined in good faith, prior to the Effective Date, that it is not required to make any filing with respect to this Agreement or the transactions contemplated hereby in order to comply with any obligations under the HSR Act.

Section 9.12 Collegium Affiliates. Collegium represents and warrants that, as of the Effective Date, there are no Affiliates of Collegium.

Section 9.13 Termination of CDC Agreement and Survival. BDSI covenants to make all payments and to provide all reports, notices and materials to CDC when due under the CDC Agreement and to exercise its rights and perform its obligations thereunder to the extent necessary to maintain such rights under the CDC Agreement in a manner consistent with the license rights granted to Collegium pursuant to this Agreement. Without limiting the foregoing, BDSI shall not (a) knowingly commit any act or omission that would reasonably be expected to give rise to any right of CDC to terminate the CDC Agreement or CDC Consent or (b) exercise any right it may have to terminate the CDC Agreement or CDC Consent, or otherwise amend the CDC Agreement or CDC Consent, in a way that adversely affects Collegium’s rights hereunder with respect to any of the Licensed Technology, without the prior written consent of an officer of Collegium, provided that such covenant shall not be construed to require BDSI to (i) pay any amounts to CDC in excess of the amounts properly due such parties under the CDC Agreement or (ii) agree to become subject to any obligations in excess of those currently provided under the CDC Agreement. If BDSI does not make any payment or take any required action under the CDC Agreement when due, Collegium may, but shall not be obligated to and without prejudicing any of its other rights or remedies, make such payment or take such action for BDSI’s account with the right to credit such payment or costs against any amounts payable from Collegium to BDSI under this Agreement. BDSI represents and warrants that, subject to Section 13.06(e), any licenses granted to Collegium under this Agreement will, as described in CDC Consent, (A) survive any exclusive licensing and assignment to CDC, upon termination of the CDC Agreement by CDC pursuant to Section 10.2 or 10.3 thereof, of BDSI’s rights under the Licensed Technology, Licensed Marks, and other intellectual property rights which are the subject of Collegium’s licenses under this Agreement and (B) be assigned to CDC, subject to Collegium’s continued compliance with the terms of this Agreement, provided that such termination of the CDC Agreement does not result from and is not related to any uncured material breach of this Agreement by Collegium.

Section 9.14 Debarment. Each Party represents and warrants to the other that, as of the Effective Date, it has never been and is not currently debarred by the FDA pursuant to 21 U.S.C. §335(a) or (b) (“Debarred Entity”), and each Party agrees that it will not obtain advice or assistance from any individual debarred pursuant to 21 U.S.C. §335(a) or (b). Each Party represents and warrants to the other that it has no Knowledge, as of the Effective Date, of any circumstances that may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, it or any person or entity with which it is

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

associated or that provides services to such Party, and such Party will immediately notify the other in writing if it becomes aware of any such circumstances during the term of this Agreement.

Section 9.15 CDC Acknowledgement. Collegium hereby expressly acknowledges to CDC that, to the extent (a) provided in this Agreement or the CDC Consent and (b) provisions of the CDC Agreement, as modified by the CDC Consent, expressly apply to sublicensees of BDSI thereunder, this Agreement shall be subject to the rights of CDC under the CDC Agreement.

ARTICLE X

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

Section 10.01 Indemnification by BDSI. Subject to Section 10.03, BDSI hereby agrees to defend, indemnify and hold harmless Collegium, its Affiliates, and its and their respective directors, officers, employees, agents, other representatives, and successors and assigns (“Collegium Indemnitees”) from and against all suits, claims, proceedings or causes of action brought by Third Parties (“Claims”), and all associated damages, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees (collectively, “Losses”), arising out of BDSI’s, its Affiliates’, or BDSI’s or its Affiliates’ officers’, directors’, employees’, agents’, or other representatives’ (i) negligence or willful misconduct with respect to the subject matter of this Agreement, (ii) breach of this Agreement, (iii) failure to comply with any Applicable Law with respect to the subject matter of this Agreement, or (iv) manufacture, use, sale, offer for sale, development, commercialization, import, or export of any BEMA Fentanyl Product(s) within or outside the Territory; provided, that BDSI shall not have any such obligation if and to the extent any such Claims or Losses result from any Collegium Indemnitees’ (A) negligence or willful misconduct, (B) breach of this Agreement, (C) failure to comply with Applicable Laws with respect to the subject matter of this Agreement, or (D) manufacture, use, sale, offer for sale, Development, Commercialization, import, or export of any Licensed Product(s) not in accordance with this Agreement.

Section 10.02 Indemnification by Collegium. Subject to Section 10.03, Collegium hereby agrees to indemnify, defend and hold BDSI, its Affiliates, CDC, NB Athyrium LLC, and BDSI’s, its Affiliates’, CDC’s, and NB Athyrium LLC’s officers, directors, employees, contractors, agents, other representatives, and successors and assigns(collectively, “BDSI Indemnitees”) harmless from and against any Losses resulting from Claims brought against any BDSI Indemnitee(s) resulting from (I) Collegium’s, its Affiliates’, Sublicensees’, or any of Collegium’s, its Affiliates’, or Sublicensees’ directors’, officers’, employees’, agents’, or other representatives’ (a) negligence or willful misconduct with respect to the subject matter of this Agreement, (b) failure to comply with Applicable Laws with respect to the subject matter of this Agreement, (c) manufacture, use, sale, offer for sale, Development, Commercialization, import, or export of any Licensed Product(s) or other exercise of the rights granted to Collegium under this Agreement, or (d) alleged or actual infringement or misappropriation of any Third Party’s Patents or other intellectual property rights in the manufacture, use, sale, offer for sale, Development, Commercialization, import, or export of any Licensed Product(s) in the Territory or (II) Collegium’s, its Affiliates’, or any of Collegium’s, its Affiliates’, or its or their directors’, officers’, employees’, agents’, or other representatives’ breach of this Agreement, except if and to the extent such Claims or Losses result from any BDSI Indemnitee’s (i) negligence or willful misconduct, (ii) breach of this Agreement, or (iii) failure to comply with any Applicable Laws with respect to the subject matter of this Agreement.

Section 10.03 Indemnification Procedures. Each Party’s agreement to indemnify, defend, and hold harmless under Section 10.01 or 10.02, as applicable, is conditioned upon the indemnified party (a) providing written notice to the indemnifying Party of any Claim or Loss arising out of the indemnified matter as soon as reasonably possible, and in any event no later than within *** after the indemnified Party has actual Knowledge of such Claim or Loss, (b) permitting the indemnifying Party to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any Claim, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim or Loss, and (d) not compromising, settling, or entering into any voluntary disposition of any such Claim without the indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if the party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation under this Article

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

X to the extent materially prejudiced by such failure. In no event may the indemnifying Party compromise, settle, or enter into any voluntary disposition of any claim, demand or action in any manner that explicitly admits material fault or wrongdoing on the part of the indemnified party or incurs non-indemnified liability (including any payment obligation) on the part of the indemnified party without the prior written consent of the indemnified party, and in no event may the indemnifying Party settle, compromise, or agree to any voluntary disposition of any matter subject to indemnification hereunder in any manner which would, in the case of any settlement, compromise or voluntary disposition effected by Collegium pursuant to its obligations under Section 10.02, reasonably be anticipated to have a material likelihood of adversely affecting any portion of the Licensed Technology or the Licensed Marks, or BDSI’s, its Affiliates’, or any of their respective Third Party licensees’ or Third Party sublicensees’ ability to manufacture, Develop, or Commercialize BEMA Fentanyl Products outside the Territory, or any other then-current BEMA-based products anywhere in the world, without BDSI’s prior written consent or, in the case of any settlement, compromise or voluntary disposition effected by BDSI pursuant to its obligations under Section 10.01, negatively affect the scope of the licenses granted to Collegium in Section 3.02 or Section 3.03 or that would reasonably be anticipated to have a material likelihood of negatively affecting Collegium’s ability to Commercialize and Develop the Licensed Products in the Territory, without Collegium’s prior written consent.

Section 10.04 Insurance.

(a) Except as otherwise provided below, BDSI shall maintain insurance, including commercial general liability, product liability and, for clinical trials it sponsors, clinical trials liability insurance, workers compensation and employer’s liability and errors and omissions liability insurance, with respect to its activities under this Agreement regarding Licensed Products in such amount as it customarily maintains with respect to similar activities for its other products, but not less than (i) $*** each occurrence and $*** aggregate for commercial general liability, (ii) $*** each occurrence and aggregate for product liability, and (iii) such amount as is reasonable and customary in the U.S. pharmaceutical industry for errors and omissions liability insurance, workers compensation, and employer’s liability. Such coverage shall be maintained for not less than *** following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for *** following expiration or termination of this Agreement. Upon written request, BDSI shall provide Collegium with written evidence of the required coverage. Coverage may be in the form of primary insurance or a combination of primary and excess insurance.

(b) Except as otherwise provided below, Collegium shall maintain insurance, including commercial general liability, product liability and, for clinical trials it sponsors, clinical trials liability insurance, workers compensation and employer’s liability and errors and omissions liability insurance, with respect to its activities under this Agreement regarding Licensed Products in such amount as it customarily maintains with respect to similar activities for its other products, but not less than the greater of (i) $*** each occurrence and aggregate for commercial general liability, (ii) $*** each occurrence and aggregate for product liability at all times prior to the first commercial sale of a Licensed Product by Collegium or any Affiliate thereof or first sale of a Licensed Product by any Sublicensee, and $*** each occurrence and aggregate for product liability at all times thereafter, (iii) $*** each occurrence and aggregate for clinical trials liability in connection with any clinical trials conducted by or on behalf of Collegium or any Affiliate thereof hereunder prior to the first commercial sale of a Licensed Product by Collegium or any Affiliate thereof, and $*** each occurrence and aggregate for clinical trials liability in connection with any clinical trials conducted by or on behalf of Collegium or any Affiliate thereof at all times thereafter, and (iv) such amount as is reasonable and customary in the U.S. pharmaceutical industry for errors and omissions liability insurance, workers compensation and employer’s liability. Such coverage shall be maintained for not less than *** following expiration or termination of this Agreement or if such coverage is of the “claims made” type, for *** following expiration or termination of this Agreement. Upon written request, Collegium shall provide BDSI with written evidence of the required coverage. Coverage may be in the form of primary insurance or a combination of primary and excess insurance.

(c) Each Party shall provide the other Party *** notice of any material change, cancellation or non-renewal of any required insurance under this Agreement. In the event of a material change, cancellation, or non-renewal in coverage, each Party shall replace such coverage to comply with this Agreement so that there is no lapse of coverage for any time period. It is understood that the above-required insurance shall not be construed to create a limit of either Party’s liability, with respect to its indemnification obligations or otherwise, under this Agreement.

Section 10.05 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY AFFILIATE THEREOF OR TO ANY THIRD PARTY CLAIMING UNDER OR

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

THROUGH SUCH PARTY OR ANY OF ITS AFFILIATES FOR LOST PROFITS, LOST REVENUE, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY (WHETHER BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY’S (A) INDEMNIFICATION OBLIGATIONS FOR CLAIMS OR LOSSES UNDER ARTICLE 10.01 OR 10.02 OR (B) LIABILITY FOR WILLFUL PATENT INFRINGEMENT, PATENT INFRINGEMENT OUTSIDE OF THE TERRITORY, PATENT INFRINGEMENT OCCURRING FOLLOWING ANY TERMINATION OF THIS AGREEMENT, PATENT INFRINGEMENT IN THE TERRITORY WITH RESPECT TO ANY SUBJECT MATTER OTHER THAN A BEMA FENTANYL PRODUCT (OR THE MANUFACTURE OR USE THEREOF), OR ANY BREACH OF ARTICLE VIII.

ARTICLE XI

COVENANTS

Section 11.01 Access to Books and Records. Each Party covenants and agrees that it shall permit the other Party (or any Third Party allowed to be granted such rights by the other Party under this Agreement) to exercise such inspection rights with regards to such Party’s Books and Records as expressly set forth in Section 14.11 of this Agreement.

Section 11.02 Marketing Expenses. Collegium covenants and agrees that, as between Collegium and BDSI, Collegium shall be solely responsible for the cost and implementation of all of its own marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Licensed Products in the Territory.

Section 11.03 Affiliates. Without limitation of Section 3.02(c), each of Collegium and BDSI shall cause its respective Affiliates who engage in the performance of any activities, exercise any rights, assume any obligations hereunder, or have access to, or know or use, the other Party’s Confidential Information, to comply with all obligations applicable to such Affiliates in connection therewith under this Agreement. Each Party shall be responsible and liable for any performance of its obligations hereunder by any of its Affiliates and their compliance with the terms of this Agreement in connection therewith, and any breach of the terms of this Agreement by any Affiliate of a Party shall be deemed a breach of this Agreement by such Party. In addition, Parent shall be jointly and severally liable with Arius for any breach by Arius of any of the terms of this Agreement, as a primary obligor and not merely as a surety, and Collegium shall not be required to pursue any right or remedy it may have against Arius as a condition to enforcement against Parent arising from any such breach.

Section 11.04 Compliance. Collegium covenants and agrees that it shall comply in all material respects with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with its sale and distribution of the Licensed Products and Demonstration Samples in the Territory following the NDA Assignment. Notwithstanding anything to the contrary, any failure of Collegium, any Affiliate thereof, or any Sublicensee to adhere to any Applicable Laws in the Territory concerning the handling of narcotics which materially adversely affects BDSI’s, its Affiliates’, or any of its or their licensees’ or sublicensees’ future manufacture, use, shipment, handling, sale, marketing, or distribution of fentanyl (or any product incorporating fentanyl) in connection with the Licensed Technology shall be deemed a material breach of this Agreement entitling BDSI, subject to prior notice and, with respect solely to the first *** failures, a right to cure in the same manner as provided in Section 13.02(b), to terminate this Agreement immediately pursuant to Section 13.02(b). For the avoidance of doubt, the foregoing covenant does and shall not apply to, and BDSI acknowledges and agrees that Collegium is not assuming any responsibility or liability under any circumstances for, the use, possession, distribution, advertising or promotion of any Licensed Products or Demonstration Samples or any failure to comply with Applicable Laws concerning the handling of any narcotics, including fentanyl, by or on behalf of BDSI, any of its Affiliates or any Third Party on its or their behalf or for its or their benefit prior to the NDA Assignment.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Section 11.05 Reports. Collegium covenants and agrees that, except as otherwise specified in this Agreement, Collegium shall, following NDA Assignment, have the obligation and responsibility for and shall make any and all necessary reports to each Competent Authority with respect to the Licensed Product and shall provide BDSI with a complete copy of any such report simultaneously with its submission of the report to each Competent Authority. Collegium covenants and agrees that, except as otherwise specified in this Agreement, Collegium shall, following NDA Assignment, have the obligation and responsibility for and shall make any and all necessary reports in respect of the safe and lawful handling of the Licensed Products as a narcotic substance to each Competent Authority, and shall provide BDSI with a complete copy of any such report simultaneously with the submission of the report to each Competent Authority.

Section 11.06 Further Actions. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its Commercially Reasonable Efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Competent Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the United States’ Securities Exchange Act of 1934, as amended and the United States’ Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Section 11.07 Protection of the Licensed Marks. Collegium covenants and agrees that neither it nor its Affiliates shall publish, employ, or cooperate in the publication of any advertising material with regard to the Licensed Technology, the Licensed Marks, or any other trademarks of BDSI which Collegium knows are misleading or deceptive and both Parties covenant and agree that neither it nor any of its Affiliates shall publish, employ, or cooperate in the publication of any advertising materials with regard to the Parties or any BEMA Fentanyl Products which it knows are misleading or deceptive.

Section 11.08 Equitable Relief. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of (i) the covenants set forth in Article VIII or this Article XI or (ii) the licenses granted under this Agreement (taking into account any expressly reserved or retained rights thereunder), and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages may not be a sufficient remedy, the Parties agree that the non-breaching Party may be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 11.08 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of (1) the covenants set forth in Article VIII or this Article XI or (2) the licenses granted under this Agreement (taking into account any expressly reserved or retained rights thereunder). The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of Article VIII, this Article XI, or the licenses granted under this Agreement (taking into account any expressly reserved or retained rights thereunder) by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of Article VIII, this Article XI, or the licenses granted under this Agreement (taking into account any expressly reserved or retained rights thereunder). This Section 11.08 shall apply with equal force to the breaching Party’s Affiliates.

Section 11.09 Competing Products. During the Term, neither BDSI, any Affiliate thereof, Collegium, nor any Collegium Affiliate shall, directly or indirectly (through Third Parties or, in the case of Collegium or a Collegium Affiliate, Affiliates of Collegium that are not Collegium Affiliates), knowingly or recklessly enable or contract with any Third Party or, in the case of Collegium or a Collegium Affiliate, Affiliates thereof other than Collegium Affiliates, to develop, manufacture, market, sell or distribute any Competing Product in the Territory for the Territory or itself develop, manufacture, market, sell or distribute any Competing Product in the Territory for the Territory, provided that, notwithstanding anything to the contrary, (X) neither the foregoing nor any other provision of this Agreement (other than Section 3.02(a)) shall be construed to limit BDSI’s, its Affiliates’, or any of its or their

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Third Party licensees’, sublicensees’, or contractors’ rights to (a) develop, manufacture, have manufactured, or use, in the Territory any products (including BEMA Fentanyl Products or Competing Products) which are intended solely for commercial sale to Third Parties located outside the Territory, (b) develop, manufacture, have manufactured, use, sell, or offer for sale in the Territory any products other than BEMA Fentanyl Products or Competing Products, or (c) otherwise exercise BDSI’s reserved rights under Section 3.02(a) and (Y) this Section 11.09 shall not apply to any Affiliate of BDSI that is not controlled by Parent or Arius (with “controlled” having, for purposes of this clause (Y), the meaning set forth in the definition of Affiliate established under Article I) or any Affiliate of Collegium that is not a Collegium Affiliate.

Section 11.10 ***.

Section 11.11 No Encumbrances. Except to the extent Collegium may assign this Agreement under Section 14.01, Collegium shall not, without the prior written consent of BDSI, such consent not to be unreasonably withheld, sell, license or sublicense (except as permitted by Section 3.02(a)), encumber or otherwise transfer to a Third Party any of Collegium’s rights in Governmental Approvals, Marketing Authorizations, or Regulatory Filings in respect to any Licensed Product. Except to the extent BDSI may assign this Agreement under Section 14.01, BDSI shall not sell, assign, license, sublicense, encumber or otherwise transfer to a Third Party any of BDSI’s rights in any Licensed Technology, or otherwise take any action, that would diminish the rights under the Licensed Technology granted to Collegium under this Agreement.

Section 11.12 ***.

Section 11.13 Arius Two Agreement and Consent. BDSI shall not (a) knowingly commit any act or omission that would reasonably be expected to give rise to any right of Arius Two, Inc. to terminate that certain BEMA License Agreement between Arius Two, Inc. (“Arius Two”) and Arius, dated September 5, 2007, as amended (the “Arius Two Agreement”) or that certain Sublicensing Consent between Arius and Arius Two, dated on or about the Effective Date of this Agreement (the “Arius Two Consent”), or (b) exercise any right it may have to terminate the Arius Two Agreement or Arius Two Consent, or otherwise amend the Arius Two Agreement or Arius Two Consent, in a way that adversely affects Collegium’s rights hereunder with respect to any of the Licensed Technology without the prior written consent of an officer of Collegium.

ARTICLE XII

PRODUCT RECALL

Section 12.01 Product Recall Determination. If at any time or from time to time, a Competent Authority requests Collegium to conduct a Product Recall of any Licensed Product Developed or Commercialized by or for Collegium, any Affiliate thereof, or any Sublicensee in the Territory or if a voluntary Product Recall of any such Licensed Product in the Territory is contemplated by Collegium, any Affiliate thereof, or any Sublicensee, Collegium shall immediately notify BDSI in writing, and except as otherwise set forth in this Article XII, Collegium will, at its sole cost and expense, conduct such Product Recall in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of such Licensed Products and the goodwill and reputation of the Parties, provided that:

(a) Collegium shall not, and shall ensure that its Affiliates and Sublicensees do not, carry out a voluntary Product Recall in the Territory with respect to such Licensed Product without the prior written approval of BDSI, such approval not to be unreasonably withheld, conditioned or delayed (for the avoidance of doubt, any Product Recall that is reasonably deemed necessary in order to avoid serious personal injury shall not be considered as a voluntary Product Recall, provided that Collegium shall provide BDSI the opportunity to advise and comment with respect to any such Product Recall prior to its execution); and

(b) the Parties shall reasonably cooperate, at Collegium’s expense, in the conduct of any Product Recall for such Licensed Product in the Territory.

Notwithstanding the foregoing, Collegium, any Affiliate thereof, or any Sublicensee may, without BDSI’s prior consent, immediately effect any Product Recall (i) resulting from any death or life-threatening Adverse Event

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

associated with any Licensed Product or (ii) required to comply with any Applicable Law with respect to any Licensed Product. In the event Collegium notifies BDSI, or BDSI otherwise becomes aware, that Collegium, any Affiliate thereof, or any Sublicensee does not intend to undertake a Product Recall of the type described in clauses (i) or (ii) above, BDSI shall be entitled to do so upon notice to Collegium without Collegium’s prior written consent.

Section 12.02 Product Recall Management. Collegium shall have the right to control and/or conduct any Product Recall of any Licensed Product Developed or Commercialized by or for it, any Affiliate thereof, or any Sublicensee in the Territory, subject to Section 12.01. The Product Recall shall be the sole responsibility of Collegium, its Affiliates, or Sublicensees, as applicable, and shall be carried out by Collegium, its Affiliates, or Sublicensees in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the affected Licensed Products and the goodwill and reputation of the Parties. Collegium, its Affiliates or Sublicensees, as applicable, shall maintain records of all sales and distribution of Licensed Products and customers in the Territory sufficient to reasonably adequately administer a Product Recall, for the period required by Applicable Law, and make such records available to BDSI or any designee thereof immediately upon request.

Section 12.03 Product Recall Costs. Notwithstanding Section 12.02, Collegium shall bear all costs and expenses related to the conduct of any Product Recall of any Licensed Product Developed or Commercialized by or for it, its Affiliates or Sublicensees in the Territory.

Section 12.04 Notification of Threatened Action. Throughout the duration of this Agreement and with respect to all Licensed Products, the Parties shall immediately notify each other of any information a Party receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Licensed Products or the continued marketing of the Licensed Products.

ARTICLE XIII

TERM AND TERMINATION

Section 13.01 Term. This Agreement shall commence as of the Effective Date and expire on the expiration of the last-to-expire Royalty Term (“Term”). Upon expiration of the Term of this Agreement, (a) the rights granted to Collegium in the Territory under Section 3.02 shall survive and become perpetual, irrevocable, royalty-free, and fully-paid, and nonexclusive and (b) the rights granted to Collegium in the Territory under Section 3.03 shall survive, provided that BDSI shall retain the right to terminate such rights granted under Section 3.03 as set forth therein or, in a manner substantially similar to that set forth in Section 13.02(b), for Collegium’s material, uncured breach of Section 3.03.

Section 13.02 Termination by Either Party for Cause. Subject to Section 13.07, either Party may terminate this Agreement prior to the expiration of this Agreement upon the occurrence of any of the following:

(a) upon or after the permanent cessation of operations of the other Party without a successor, or the bankruptcy or judicially declared insolvency of such Party, or the dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation) without a successor; or

(b) upon or after the material breach of this Agreement by the other Party (other than a failure to pay by Collegium, which is addressed in Section 13.03(c)), if the breaching Party has not cured such breach, if capable of being cured within such time period, within *** after written notice thereof by the non-breaching Party, provided that, notwithstanding the foregoing, BDSI shall be entitled to terminate this Agreement pursuant to Section 13.03(c) without providing the aforementioned opportunity to cure.

Section 13.03 Termination by BDSI. Subject to Section 13.07, BDSI may, by written notice to Collegium, terminate this Agreement:

(a) upon the failure by Collegium to pay the license fee pursuant to Section 3.01 within the time period set forth therein;

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(b) (i) upon the loss, revocation, suspension, termination, or expiration of Collegium’s (or any Collegium Affiliates’ or Sublicensees’) license to sell narcotics in the Territory, if (A) as a result of such loss, revocation, suspension, termination or expiration none of the foregoing entities would be legally permitted to sell Licensed Products in the Territory and (B) Collegium (or the applicable Collegium Affiliate or Sublicensee) fails to take all actions necessary to reinstate such license within *** of such loss, revocation, suspension, termination, or expiration, or (ii) any material breach of the second sentence of Section 11.04 which is not remedied within *** thereof;

(c) upon the failure by Collegium on *** to pay any amount overdue under this Agreement within *** from receipt of a written notice (as given pursuant to Section 14.06 hereof) thereof to Collegium from BDSI (with respect to any amounts due under this Agreement pursuant to an invoice to be sent by BDSI, the first such invoice shall not be deemed “notice” for purposes of this paragraph);

(d) upon the occurrence of any material misrepresentation or omission in any Royalty Statement, which misrepresentation or omission is caused by Collegium’s willful misconduct, gross negligence or bad faith; or

(e) in the event the First Commercial Sale of a Licensed Product hereunder does not occur by the date ***, provided that, to the extent that Collegium can reasonably demonstrate that manufacturing or supply delays outside of Collegium’s, its Affiliates’, and Sublicensees’ reasonable control prevented the First Commercial Sale from occurring by such date, such date shall be automatically by an amount equal to the extent of such manufacturing or supply delays.

Section 13.04 Termination by Collegium. Collegium shall have the right, following the Effective Date and in its sole discretion, to terminate this Agreement upon *** written notice to BDSI.

Section 13.05 Remedies. All of a non-breaching Party’s remedies with respect to a breach of this Agreement shall be cumulative, and the exercise of one remedy under this Agreement by the non-breaching Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s right to sue for damages for such breach without terminating this Agreement and to seek such other remedies as may be available to such Party at law or in equity.

Section 13.06 Effect of Termination.

(a) Upon any termination of this Agreement by either Party, and subject to Section 13.06(b) and the exercise of the rights granted thereunder, (i) the rights granted under Sections 3.02 and 3.03 with respect to the Licensed Marks and the Licensed Technology, and any sublicenses granted thereunder, shall terminate, (ii) Collegium and its Affiliates shall immediately transfer to BDSI all information in Collegium’s and its Affiliates’ possession concerning the following: Licensed Products, Licensed Product inventory, Collegium Know-How, Collegium Patents, Collegium Marks, Collegium Documentation, Product-Related Materials, Regulatory Filings, Marketing Authorizations, and Governmental Approvals, and, if and as subsequently requested by BDSI in writing, transfer and assign to BDSI all right, title, and interest in all Demonstration Samples and Licensed Product inventory, Regulatory Filings, Marketing Authorizations, and Governmental Approvals, and Product-Related Materials (other than Collegiums’ right, title or interest in or to any Collegium Know-How, Collegium Patents, Collegium Marks or any other Collegium intellectual property rights embodied in any of the foregoing), (iii) Collegium hereby grants BDSI and its Affiliates the perpetual, irrevocable, royalty-free, fully-paid, transferable, exclusive right and license, with rights of sublicense, under the Collegium Know-How and Collegium Patents, and a perpetual, irrevocable, royalty-free, fully-paid, transferable, non-exclusive license, with rights of sublicense, under the Collegium Marks, to develop, make, have made, use, sell, offer for sale, import, and export, market and promote BEMA Fentanyl Products and Demonstration Samples in the Territory (including but not limited to all Licensed Products Commercialized or under Developed by Collegium or any of its Affiliates or Sublicensees as of the effective date of termination), and (iv) Collegium shall provide BDSI all information requested by BDSI concerning any manufacturing, supplier, distributor, research, development, clinical study, or other contracts concerning the Development, manufacture, or Commercialization of Licensed Products or Demonstration Samples entered into by Collegium or its Affiliates with Third Parties (“Product-Related Contracts”) and, if and as subsequently requested by BDSI, assign such Product-Related Contracts to BDSI or otherwise reasonably facilitate BDSI’s establishment of similar relationships with such Third Parties.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(b) Upon termination of this Agreement other than by BDSI pursuant to Section 13.02 or 13.03, or as permitted in writing by BDSI in the event of any termination by BDSI pursuant to Section 13.02 or 13.03, Collegium (and/or its Affiliates and Sublicensees, if and as applicable) shall have the right, for a period of *** from the date of termination to distribute and sell existing inventory of Licensed Products subject to the terms of this Agreement (including Article IV hereof), provided that such Licensed Products shall be sold at a Commercially Reasonable price, and Collegium shall, in the event post-termination sales of Licensed Products are permitted pursuant to the foregoing, not be required to comply with its obligations under Section 13.06(a) to assign any assets to BDSI (including Regulatory Filings, Marketing Authorizations, and Governmental Approvals) that are reasonably necessary to exercise such post-termination right, until the expiration of the above-referenced *** period.

(c) Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 2.03 (Regulatory Submissions) (with respect to Collegium’s obligations thereunder), 3.02(b) (Licensed Technology), 3.02(c) (Licensed Technology) (with respect to the surviving terms of this Agreement), 3.03(b) (Use of Licensed Marks) (with respect to expiration, but not termination), 3.03(c) (Additional Terms) (with respect to expiration, but not termination), 3.03(d) (Termination of License) (with respect to expiration, but not termination), 3.05 (Ownership of Improvements), 3.06 (Licenses to BDSI), 4.03 (Reports and Payments) (for Net Sales of Licensed Products sold during the Term or pursuant to Section 13.06(b)), 6.01 (Marketing Authorization Holder) (with respect to expiration, but not termination), 6.03 (Interaction with Competent Authorities) (with respect to expiration, but not termination), 6.04 (a) (General) (with respect to expiration, but not termination), 6.04(b) (Safety Related Regulatory Documents) (with respect to expiration, but not termination), 6.04(c) (Safety Databases) (with respect to expiration, but not termination), 6.04(d) (Reporting of Adverse Drug Reactions), 6.04(e) (Literature for marketed products) (with respect to expiration, but not termination), 6.04(f) (Signal detection/Safety Monitoring) (with respect to expiration, but not termination), 6.04(g) (Periodic reports) (with respect to expiration, but not termination), 6.05 (Assistance) (with respect to the applicable surviving terms of this Agreement), 6.06 (Compliance) (with respect to expiration, but not termination), 7.02 (Filing, Prosecution, and Maintenance of Patents Covering Collegium Improvements), 7.03 (Prosecution of Infringement) (for infringements that occurred during the Term), 7.05 (Infringement Claimed by Third Parties), 7.06 (Payment of Costs and Expenses) (with respect to the applicable surviving terms of Article VII), 11.01 (Access to Books and Records), 11.03 (Affiliates) (with respect to the applicable surviving terms of this Agreement), 11.04 (Compliance) (with respect to expiration, but not termination), 11.05 (Reports) (with respect to expiration, but not termination), 11.07 (Protection of the Licensed Marks) (with respect to expiration, but not termination), 11.08 (Equitable Relief) and 11.10 (Right of First Negotiation; Right of First Refusal) (for any ROFN Product for which an ROFN Notice was or should have been given during the Term) and Articles I (Definitions), VIII (Confidentiality), IX (Representations and Warranties) (except Section 9.13 with respect to termination), X (Indemnification; Insurance; Limitation of Liability), XII (Product Recall), XIII (Term and Termination) and XIV (Miscellaneous) shall survive expiration or termination of this Agreement.

(d) Subject to the provisions of this Section 13.06, and except as necessary to enable the exercise of any rights granted under this Agreement or perform any obligations under this Agreement following its termination, within *** following the termination of this Agreement by either Party, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

(e) In the event BDSI’s rights with respect to Licensed Products under the Licensed Technology, Licensed Marks, and any other intellectual property rights which are the subject of Collegium’s licenses under this Agreement are, in the case of a termination of the CDC Agreement by CDC pursuant to Section 10.2 or 10.3 thereof, exclusively licensed and assigned to CDC then the rights and benefits of BDSI under this Agreement, to the extent (i) not imposing obligations in excess of those imposed on CDC under the CDC Agreement (any such excess cost or obligation, an “Excess Requirement”) and (ii) relating to the rights of BDSI subject to the above referenced termination by CDC, shall be automatically assigned to CDC, as described in the CDC Consent to provide for Collegium’s continued quiet enjoyment of the rights granted to it under this Agreement in accordance with its terms. If Collegium asks CDC to satisfy any Excess Requirement, CDC declines to satisfy such Excess Requirement, Collegium asks BDSI to satisfy such Excess Requirement, and BDSI declines to satisfy such Excess Requirement, then BDSI represents and warrants that CDC and BDSI shall have agreed in the CDC Consent that, at

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Collegium’s own expense, Collegium may (but shall not be obligated to) undertake, perform or satisfy such Excess Requirement, in whole or in part, or take such other actions as it reasonably determines in good faith are reasonably consistent with maintaining the benefits intended for Collegium under this Agreement.

Section 13.07 Suspension of Cure Period Pending Dispute Resolution.  If a Party gives notice of breach under Section 13.02 or Section 13.03 and the other Party, acting in good faith, disputes in writing prior to the end of the applicable cure period whether such notice was proper, then the issue of whether a material breach has occurred shall be resolved in accordance with Section 14.03. If as a result of such dispute resolution process it is determined that the notice of breach was proper, then such notice shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process within the applicable cure period following such determination. If as a result of such dispute resolution process it is determined that the notice of breach was improper, then no such notice shall be deemed to have been effective and this Agreement shall remain in effect. All of the terms and conditions of this Agreement, including all of the licenses granted hereunder, shall remain in full force and effect during the pendency of such dispute resolution process.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Assignment. Except as explicitly contemplated by this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such assigning Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any of its Affiliates. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, so long as such Affiliate remains an Affiliate of the assigning Party. Each Party shall promptly notify the other Party of any purported assignment of this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

Section 14.02 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority or the other Party, or for any other reason which is completely beyond the reasonable control of the Party (collectively a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

Section 14.03 Governing Law; Jurisdiction; Dispute Resolution.

(a) This Agreement shall be governed by and construed under the state laws of the State of New York, without reference to its conflicts of laws principles.

(b) In the event that any controversy or claim shall arise between the Parties under, out of, in connection with, or relating to this Agreement or the breach thereof, the Party initiating such controversy or making such claim shall provide to the other Party written notice containing a brief and concise statement of the initiating Party’s claims, together with relevant facts supporting them. During a period of ***, or such longer period as may be mutually agreed upon in writing by the Parties, following the date of said notice, the Parties shall make good faith efforts to settle the dispute. Such efforts may include, but shall not be limited to, full presentation of both Parties’ claims and responses, with or without the assistance of counsel, before the chief executive officers (or their designees) of the Parties. If for whatever reason the Parties are unable to resolve the dispute within *** after the issuance of a notice

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

of dispute, then either Party may, by written notice to the other Party, submit the dispute to binding arbitration in accordance with the provisions of Section 14.03(c).

(c) In the event that the Parties have been unable to reach accord using the procedures set forth in Section 14.03(b), either Party may seek final resolution of the matter through binding arbitration upon written notice to the other Party. The failure of a Party to comply with the provisions of Section 14.03(b) with respect to any controversy or claim shall, except as set forth in Section 14.03(d), constitute an absolute bar to the institution of any proceedings, by arbitration or otherwise, by such Party with respect to such controversy or claim. Any such arbitration shall be held in a location that is mutually agreed upon by the Parties, which provides neither party an advantage (or, if the Parties are unable to agree on a location within *** of the initiation of arbitration hereunder, such location shall be New York, New York), in the English language before a single independent, neutral arbitrator, who shall be selected by agreement of the Parties, or, if the Parties cannot agree within *** after commencement of arbitration, then by the American Arbitration Association (“AAA”) in accordance with the then existing Commercial Arbitration Rules of the AAA (the “Rules”) and judgment upon the award rendered by the arbitrator may be entered or enforced in any court having jurisdiction thereof. The arbitrator shall have at least twenty (20) years’ experience in pharmaceutical patent licensing. The arbitrator shall permit the Parties to have discovery to the extent permitted by the Rules. The decision of the arbitrator shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrator explaining the arbitrator’s rationale for its decision. Except as may otherwise be determined by the arbitrator in its award to be just and appropriate in light of the particular circumstances and outcome of the arbitration, the Party losing the arbitration shall pay all fees and costs of the arbitrator and the AAA and reimburse the prevailing Party for its reasonable attorneys’ fees, costs, expenses, and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). The intent of the Parties is that, except for the entering of an arbitration order in a court of competent jurisdiction or as set forth in Section 14.03(d), disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts.

(d) Notwithstanding the foregoing provisions of this Section 14.03, (i) each Party shall be entitled to seek injunctive or equitable relief to enforce the respective covenants and agreements of the Parties in this Agreement (including with respect to any breach or threatened breach of confidentiality or to enforce provisions of this Agreement relating to ownership rights in intellectual property or the assignment of assets) and (ii) either Party may initiate an action before any court having competent jurisdiction in order to obtain interim or conservatory relief, such as an order to preserve the status quo and to avoid incurring irreparable harm pending the resolution of any dispute that is submitted to arbitration, to prevent or enjoin, without in either case complying with the procedures set forth in Section 14.03(b) or 14.03(c).

Section 14.04 Waiver. No waiver of any term or condition of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

Section 14.05 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 14.06 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, by e-mail or by facsimile machine, receipt confirmed, (b) on the following business day, if delivered by a nationally recognized overnight courier service, with receipt acknowledgement requested, or (c) three (3) business days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the Party to whom it is directed at the following address (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other Parties hereto):

If to BDSI:	BioDelivery Sciences International, Inc.

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

4131 Parklake Avenue, Suite #225
Raleigh, North Carolina 27612
Attn: Mark Sirgo, Chief Executive Officer
Telephone: 919-582-9050
Facsimile: 919-582-9051

Copies (which shall not constitute notice) to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607 USA
Attn: Jason S. Wood
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

52

If to Collegium:	Collegium Pharmaceutical, Inc. 780 Dedham Street, Suite 800 Canton, MA 02021 Attn: Paul Brannelly, Chief Financial Officer Telephone: 781-713-3734 Facsimile: 781-828-4697

Copies (which shall not constitute notice) to:	Gunderson Dettmer LLP
One Marina Park Drive, Suite 900
Boston, Massachusetts, 02210 USA
Attn: Timothy H. Ehrlich
Telephone: (617) 648-9119
Facsimile: (617) 648-9120

Section 14.07 Independent Contractors. It is expressly agreed that BDSI and Collegium shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither BDSI nor Collegium shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

Section 14.08 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

Section 14.09 Publicity. Collegium and BDSI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any other stock exchange. No such consent of the other Party shall be required to release information which has previously been made public.

Section 14.10 Entire Agreement; Amendment. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Section 14.11 Audit and Inspection Rights. Upon *** prior written notice from either Party (the “Requesting Party”), the Party receiving such notice (the “Audited Party”) shall permit an independent certified public accountant selected by the Requesting Party (or any designee thereof, including with respect to BDSI, Meda) and reasonably acceptable to the Audited Party (with respect to inspections or audits directly concerning financial matters) or any designee selected by the Requesting Party and reasonably acceptable to the Audited Party (with respect to inspections or audits not directly concerning financial matters) to audit and/or inspect only those Books and Records (including but not limited to financial records) as may be necessary pursuant to the terms of the applicable Section of this Agreement granting the applicable audit and/or inspection rights to the Requesting Party pursuant to this Section 14.11; provided, however, that in no event may any audit and/or inspection right granted under any Section of this Agreement be conducted more than once in any Calendar Year, unless otherwise agreed by the Audited Party. Any such independent accounting firm or designee shall be subject to the confidentiality provisions of this Agreement. In the case of any audit and/or inspection directly concerning financial matters, a copy of any report provided to a Party by the accountant shall be given concurrently to the other Party and shall be considered the Audited Party’s Confidential Information. Subject to the terms of this paragraph, any such inspection or audit shall be conducted (a) at the sole cost of the Requesting Party and (b) during the Audited Party’s normal business hours. If the applicable audit involves payments made and/or to be made by one Party to the other Party and such accounting firm concludes that there was an overpayment or underpayment by one Party to the other Party with respect thereto, within *** of the date of delivery of such accounting firm’s report concluding that an overpayment or underpayment occurred, the amount overpaid shall be promptly repaid by the overpaid Party or the amount underpaid shall be promptly augmented by the underpaying Party as necessary to correct the underpayment, and if there was an underpayment, the underpaying Party shall pay interest on the unpaid amount at the rate set forth in Section 4.03(c). If the amount of such underpayment for any particular Calendar Quarter was equal to or greater than *** of the proper amount payable with respect to such Calendar Quarter, the Audited Party shall promptly reimburse the Requesting Party for the reasonable, documented costs associated with the audit. The Parties agree that the rights granted to BDSI under this Section 14.11 may be exercised by CDC in a manner consistent with similar rights established with respect to CDC in the CDC Agreement.

Section 14.12 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

Section 14.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted via facsimile and such signatures shall be deemed to be originals.

Section 14.14 Third Party Beneficiary. CDC shall be an intended third party beneficiary to this Agreement for the sole purpose of enforcing Sections 7.01, 10.02, 11.01, 11.11, and 13.06(e) and enforcing BDSI’s rights under Sections 2.03, 2.04, 2.05, 3.02(a), 4.03, 6.03, 6.04, and 11.05.

Section 14.15 CREATE Act. This Agreement includes a joint research agreement as defined in 35 U.S.C. § 103(c)(3).

[Signature page to follow.]

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	Chief Executive Officer

Signature page to License and Development Agreement

EXHIBIT A

LICENSED MARKS

Mark	Class	Registration Number	Registration Date	Register
ONSOLIS	5	3723904	December 8, 2009	PRINCIPAL

EXHIBIT B

LICENSED PATENTS

Title	Patent or Application No.	Expiration Date	Owner
Bioerodable Film For Delivery Of Pharmaceutical Compounds Of Mucosal Surfaces	6,159,498	October 18, 2016	ARIUS TWO, INC.

Pharmaceutical Carrier Device Suitable For Delivery Of Pharmaceutical Compounds To Mucosal Surfaces	7,579,019	January 22, 2020	ARIUS TWO, INC.

Transmucosal Delivery Devices With Enhanced Uptake	14/746,168	July 23, 2027	BIODELIVERY SCIENCES INTERNATIONAL, INC.

Mucoadhesive Devices For Treatment Of Pain And Opioid Dependence	14/875,107	August 20, 2032 or March 7, 2034, if issued, depending on the priority claim	BIODELIVERY SCIENCES INTERNATIONAL, INC

EXHIBIT C

PERMITTED COLLEGIUM DEVELOPMENT/MANUFACTURING ACTIVITIES

•	Investigator initiated studies involving ONSOLIS® with academic, government, and private institutions.

EXHIBIT D

MFG TRANSFER PLAN

***

Additional Terms & Conditions

•	Changes in raw material prices will impact the quoted pricing

•	Charges may be incurred if order is cancelled or postponed after placement of purchase order.

•	Warehousing and/or disposal fees may be incurred for material stored at *** longer than 90 days without production activity.

EXHIBIT E

LICENSED MARK GUIDELINES

Collegium shall indicate on any product package insert therefor, or promotional material that bears or displays a Licensed Trademark that “The trademark ONSOLIS is used under license.” Collegium shall comply with any additional reasonable guidelines for usage of the Licensed Marks that BDSI may provide and that BDSI may modify from time to time.

Guidelines for Use of Domain Names. Collegium shall post on all websites associated with the ONSOLIS related domain names (a) a privacy policy that complies with all applicable law; (b) a Terms of Use policy that complies with all applicable laws, and contains commercially reasonable provisions that BDSI may request from time to time; and (c) statements on the home page that (i) the website and its content are intended for USA audiences; and (ii) “The trademark ONSOLIS is used under license.” Collegium shall adopt and implement commercially reasonable measures to protect and preserve the security of personal information collected through websites associated with the ONSOLIS related domain names. Collegium shall comply with any additional guidelines for usage of the ONSOLIS related domain names that BDSI may provide and that BDSI may modify from time to time.

Collegium shall not adopt, use, register or apply for registrations anywhere in the world for the Licensed Marks and ONSOLIS related domain names or any other Trademarks or domain names that (i) are likely to cause confusion with the Licensed Marks or ONSOLIS related domain names; (ii) are variations of the Licensed Marks or ONSOLIS related domain names; or (iii) incorporate the Licensed Marks or ONSOLIS related domain names. In using the Licensed Marks and ONSOLIS related domain names pursuant to this Agreement, Collegium shall in no way represent that it has any rights, title or interest in the Licensed Marks and ONSOLIS related domain names other than those expressly granted under this Agreement.

EXHIBIT F

BDSI LEGAL PROCEEDINGS

BioDelivery Sciences International, Inc. and Arius Two, Inc., v. Actavis Laboratories UT, Inc., and Actavis, Inc., Civil Action No. 16-cv-175, United States District Court for the District of Delaware

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.